                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 25

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 April 15, 2002

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

------------------------
CUSIP NO. 38141G 10 4                          13D
------------------------
--------------------------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   As to a group consisting solely of Covered Persons(1)                              (a)     [x]
   As to a group consisting of persons other than Covered Persons                     (b)     [x]
--------------------------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
   (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO                      [ ]
   ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on
   Appendix A.
--------------------------------------------------------------------------------------------------
                                       7. SOLE VOTING POWER (See Item 6)
              NUMBER OF                   As to Covered Shares, 0
               SHARES                     As to Uncovered Shares, as stated in Appendix A
            BENEFICIALLY               -----------------------------------------------------------
              OWNED BY                 8. SHARED VOTING POWER (See Item 6) (Applies to
              REPORTING                   each person listed on Appendix A.)
               PERSON                     221,559,642 Covered Shares held by Covered Persons
                WITH                      15,634 Uncovered Shares held by Covered Persons(3)
                                          2,003,906 other Uncovered Shares held by Covered
                                          Persons(4)
                                       -----------------------------------------------------------
                                       9. SOLE DISPOSITIVE POWER (See Item 6)
                                          As to Covered Shares, less than 1%
                                          As to Uncovered Shares, as stated in Appendix A
                                       -----------------------------------------------------------
                                       10. SHARED DISPOSITIVE POWER (See Item 6):
                                           As to Covered Shares, 0
                                           As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                      223,579,182
--------------------------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    (Applies to each person listed on Appendix A.)                                    [x]
--------------------------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                   47.28%
--------------------------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in
    Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.



------------------------------

(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 94 private charitable foundations established by 94 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Bradley I. Abelow                                  0          0           0            0
Peter C. Aberg                                     0          0           0            0
Daniel A. Abut                   Argentina         0          0           0            0
Paul M. Achleitner                Austria          0          0           0            0
Alberto F. Ades                  Argentina         0          0           0            0
Ben I. Adler                                       0          0           0            0
Gregory A. Agran                                   0          0           0            0
Raanan A. Agus                                     0          0           0            0
Syed H. Ahmad                    Pakistan          0          0           0            0
Jonathan R. Aisbitt                 UK             0          0           0            0
Elliot M. Alchek                                   0          0           0            0
Yusuf A. Aliredha                 Bahrain          0          0           0            0
Andrew M. Alper                                    0          0           0            0
Philippe J. Altuzarra             France           0          0           0            0
Ignacio Alvarez-Rendueles          Spain           0          0           0            0
Rebecca Amitai                                     0          0           0            0
Zarthustra Amrolia                  UK             0          0           0            0
John G. Andrews                   USA/UK           0          0           0            0
Francois Andriot                  France           0          0           0            0
Douglas M. Angstrom                                0          0           0            0
Arnaud M. Apffel                  France           0          0           0            0
Lori B. Appelbaum                                  0          0           0            0
Philip S. Armstrong                 UK             0          0           0            0
John A. Ashdown                     UK             0          0           0            0
David M. Atkinson                   UK             0          0           0            0
Neil Z. Auerbach                                   0          0           0            0
Mitchel J. August                                  0          0           0            0
Armen A. Avanessians                               0          0           0            0
Dean C. Backer                                     0          0           0            0
William A. Badia                                   0          0           0            0
Katherine M. Bailon                                0          0           0            0
Andrew G. Baird                     UK             0          0           0            0
Michiel J. Bakker             The Netherlands      0          0           0            0
Mark E. Bamford                                    0          0           0            0
William J. Bannon                                  0          0           0            0
John S. Barakat                                    0          0           0            0
Leslie Barbi                                       0          0           0            0
Adam P. Barrett                     UK             0          0           0            0
Scott B. Barringer                                 0          0           0            0
Steven M. Barry                                    0          0           0            0
Christopher M. Barter                              0          0           0            0
Christopher A. Bates                               0          0           0            0
Carl-Georg
   Bauer-Schlichtegroll           Germany          0          0           0            0
David Baum                                         0          0           0            0
Gerhard Baumgard                  Germany          0          0           0            0
Patrick Y. Baune                  France           0          0           0            0
Frank A. Bednarz                                   0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Jonathan A. Beinner                                0          0           0            0
Janet L. Bell                                      0          0           0            0
Ron E. Beller                                      0          0           0            0
Jordan M. Bender                                   0          0           0            0
Tarek M. Ben Halim             Saudi Arabia        0          0           0            0
Kenneth Berents                                    0          0           0            0
Michael G. Berini                                  0          0           0            0
Milton R. Berlinski           The Netherlands      0          0           0            0
Andrew S. Berman                                   0          0           0            0
Frances R. Bermanzohn                              0          0           0            0
Paul D. Bernard                                    0          0           0            0
Anthony D. Bernbaum                 UK             0          0           0            0
Stuart N. Bernstein                                0          0           0            0
Thomas P. Berquist                                 0          0           0            0
Robert A. Berry                     UK             0          0           0            0
John D. Bertuzzi                                   0          0           0            0
Elizabeth E. Beshel                                0          0           0            0
Andrew M. Bevan                     UK             0          0           0            0
Jean-Luc Biamonti                 Monaco           0          0           0            0
Andrew C. Bieler                                   0          0           0            0
James J. Birch                      UK             0          0           0            0
Gary D. Black                                      0          0           0            0
Lloyd C. Blankfein                                 0          0           0            0
Abraham Bleiberg                  Mexico           0          0           0            0
Dorothee Blessing                 Germany          0          0           0            0
David W. Blood                                     0          0           0            0
Randall A. Blumenthal                              0          0           0            0
David R. Boles                                     0          0           0            0
Antonio Borges                   Portugal          0          0           0            0
Alastair M. Borthwick               UK             0          0           0            0
Alison L. Bott                      UK             0          0           0            0
Charles W.A. Bott                   UK             0          0           0            0
Charles C. Bradford III                            0          0           0            0
George M. Brady                                   136         0          136           0
Benjamin S. Bram                                   0          0           0            0
Graham Branton                      UK             0          0           0            0
Thomas C. Brasco                                   0          0           0            0
Alan J. Brazil                                     0          0           0            0
Peter L. Briger, Jr.                               0          0           0            0
Craig W. Broderick                                 0          0           0            0
Richard J. Bronks                   UK             0          0           0            0
Holger Bross                      Germany          0          0           0            0
James K. Brown                                     0          0           0            0
Julian J. Brown                     UK             0          0           0            0
Kathleen Brown                                     0          0           0            0
Melissa R. Brown                                   0          0           0            0
Peter D. Brundage                                  0          0           0            0
John J. Bu                                         0          0           0            0
Lawrence R. Buchalter                              0          0           0            0
Mark J. Buisseret                   UK             0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Steven M. Bunson                                   0          0           0            0
Timothy B. Bunting                  UK             0          0           0            0
Andrew J. Burke-Smith             Canada           0          0           0            0
David D. Burrows                                   0          0           0            0
Michael S. Burton                   UK             0          0           0            0
Joseph M. Busuttil                                 0          0           0            0
George H. Butcher III                              0          0           0            0
Mary D. Byron                                      0          0           0            0
Andrew Cader                                       0          0           0            0
Jin Yong Cai                       China           0          0           0            0
Lawrence V. Calcano                                0          0           0            0
Elizabeth V. Camp                                  0          0           0            0
John D. Campbell                                   0          0           0            0
Laurie G. Campbell                Canada           0          0           0            0
Richard M. Campbell-Breeden         UK             0          0           0            0
Mark M. Carhart                                    0          0           0            0
Mark J. Carlebach                                  0          0           0            0
Mariafrancesca Carli               Italy           0          0           0            0
Valentino D. Carlotti                              0          0           0            0
Anthony H. Carpet                                  0          0           0            0
Michael J. Carr                                    0          0           0            0
Christopher J. Carrera                             0          0           0            0
Mark Carroll                                       0          0           0            0
Virginia E. Carter                                 0          0           0            0
Calvin R. Carver, Jr.                              0          0           0            0
Andrea Casati                      Italy           0          0           0            0
Mary Ann Casati                                    0          0           0            0
Chris Casciato                                     0          0           0            0
Mark A. Castellano                                 0          0           0            0
Eduardo Centola                   Brazil           0          0           0            0
Varkki P. Chacko                 USA/India         0          0           0            0
David K. Chang                    Taiwan           0          0           0            0
Amy L. Chasen                                      0          0           0            0
Sacha A. Chiaramonte              Germany          0          0           0            0
Andrew A. Chisholm                Canada           0          0           0            0
W. Reed Chisholm, II                              495         0          495           0
Robert J. Christie                                 0          0           0            0
Todd J. Christie                                   0          0           0            0
Jane P. Chwick                                     0          0           0            0
Peter T. Cirenza                                   0          0           0            0
Geoffrey G. Clark                 Canada           0          0           0            0
James B. Clark                                     0          0           0            0
Kent A. Clark                     Canada           0          0           0            0
Maura J. Clark                    Canada           0          0           0            0
Alexander Classen               Switzerland        0          0           0            0
Catherine M. Claydon              Canada           0          0           0            0
Zachariah Cobrinik                                 0          0           0            0
Michael D. Cochrane               Canada           0          0           0            0
Abby Joseph Cohen                                  0          0           0            0
Lawrence A. Cohen                                 200         0          200           0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Lawrence H. Cohen                                  0          0           0            0
Marc I. Cohen                                      0          0           0            0
Gary D. Cohn                                       0          0           0            0
Christopher A. Cole                                0          0           0            0
Timothy J. Cole                                    0          0           0            0
Robert G. Collins                                  0          0           0            0
Marcus R. Colwell                                  0          0           0            0
Peter H. Comisar                                   0          0           0            0
Laura C. Conigliaro                                0          0           0            0
William Connell                                    0          0           0            0
Llewellyn C. Connolly                              0          0           0            0
Thomas G. Connolly              Ireland/USA        0          0           0            0
Frank T. Connor                                    0          0           0            0
Donna L. Conti                                     0          0           0            0
Karen R. Cook                       UK             0          0           0            0
Edith W. Cooper                                    0          0           0            0
Philip A. Cooper                                   0          0           0            0
Carlos A. Cordeiro                                 0          0           0            0
Henry Cornell                                      0          0           0            0
E. Gerald Corrigan                                 0          0           0            0
Jon S. Corzine                                     0          0           0            0
Claudio Costamagna                 Italy           0          0           0            0
Marta Z. Cotton                                    0          0           0            0
James A. Coufos                                    0          0           0            0
Frank L. Coulson, Jr.                              0          0           0            0
Kenneth Courtis                                    0          0           0            0
Eric J. Coutts                      UK             0          0           0            0
Beverley M. Covell                  UK             0          0           0            0
Randolph L. Cowen                                  0          0           0            0
Meyrick Cox                         UK             0          0           0            0
Brahm S. Cramer                   Canada           0          0           0            0
Nicholas P. Crapp                   UK             0          0           0            0
Neil D. Crowder                                    0          0           0            0
Michael L. Crowl                                   0          0           0            0
Eduardo A. Cruz                                    0          0           0            0
John P. Curtin, Jr.                                0          0           0            0
John W. Curtis                                     0          0           0            0
Michael D. Daffey                Australia         0          0           0            0
Stephen C. Daffron                                 0          0           0            0
Linda S. Daines                                    0          0           0            0
Stephen B. Dainton                  UK             0          0           0            0
Paul B. Daitz                                      0          0           0            0
John S. Daly                      Ireland          0          0           0            0
Philip M. Darivoff                                 0          0           0            0
Matthew S. Darnall                                 0          0           0            0
Timothy D. Dattels                Canada           0          0           0            0
Gavyn Davies                        UK             0          0           0            0
Stephen Davies                      UK             0          0           0            0
Oral W. Dawe                      Canada           0          0           0            0
Diego De Giorgi                    Italy           0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Michael G. De Lathauwer           Belgium          0          0           0            0
Jean A. De Pourtales             France/UK         0          0           0            0
Luigi de Vecchi                    Italy           0          0           0            0
David A. Dechman                                   0          0           0            0
Daniel L. Dees                                     0          0           0            0
Mark Dehnert                                       0          0           0            0
Paul C. Deighton                    UK             0          0           0            0
James Del Favero                 Australia         0          0           0            0
Juan A. Del Rivero                 Spain           0          0           0            0
Robert V. Delaney, Jr.                             0          0           0            0
Joseph Della Rosa                                  0          0           0            0
Emanuel Derman                                     0          0           0            0
Neil V. DeSena                                     0          0           0            0
Martin R. Devenish                  UK             0          0           0            0
Andrew C. Devenport                 UK             0          0           0            0
Stephen D. Dias                     UK             0          0           0            0
Armando A. Diaz                                    0          0           0            0
Alexander C. Dibelius             Germany          0          0           0            0
Stephen J. DiLascio                                0          0           0            0
James D. Dilworth                                  0          0           0            0
Paul M. DiNardo                                    0          0           0            0
Simon P. Dingemans                  UK             0          0           0            0
Joseph P. DiSabato                                 0          0           0            0
Michele I. Docharty                                0          0           0            0
Paula A. Dominick                                  0          0           0            0
Noel B. Donohoe                   Ireland          0          0           0            0
Suzanne O. Donohoe                                 0          0           0            0
James H. Donovan                                   0          0           0            0
Jana Hale Doty                                     0          0           0            0
Robert G. Doumar, Jr.                              0          0           0            0
Thomas M. Dowling                                  0          0           0            0
John O. Downing                                    0          0           0            0
Mario Draghi                       Italy           0          0           0            0
Michael B. Dubno                                   0          0           0            0
Connie K. Duckworth                                0          0           0            0
William C. Dudley                                  0          0           0            0
Donald J. Duet                                     0          0           0            0
Brian J. Duffy                                     0          0           0            0
Brian Duggan                                       0          0           0            0
Matthieu B. Duncan                                 0          0           0            0
C. Steven Duncker                                  0          0           0            0
Karlo J. Duvnjak                  Canada           0          0           0            0
Jay S. Dweck                                       0          0           0            0
Michael L. Dweck                                   0          0           0            0
Gordon E. Dyal                                     0          0           0            0
Isabelle Ealet                    France           0          0           0            0
Glenn P. Earle                      UK             0          0           0            0
Seaborn S. Eastland                                0          0           0            0
Kenneth M. Eberts, III                             0          0           0            0
Paul S. Efron                                      0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Herbert E. Ehlers                                  0          0           0            0
Alexander S. Ehrlich                               0          0           0            0
Howard B. Eisen                                    0          0           0            0
John E. Eisenberg                                  0          0           0            0
Edward K. Eisler                  Austria          0          0           0            0
Jason H. Ekaireb                    UK             0          0           0            0
Gregory H. Ekizian                                 0          0           0            0
Aubrey J. Ellis                                    0          0           0            0
Glenn D. Engel                                     0          0           0            0
Earl S. Enzer                                      0          0           0            0
Christopher H. Eoyang                              0          0           0            0
Christian Erickson                                 0          0           0            0
Davide G. Erro                     Italy           0          0           0            0
Michael P. Esposito                                0          0           0            0
George C. Estey                   Canada           0          0           0            0
Mark D. Ettenger                                   0          0           0            0
Bruce J. Evans                                     0          0           0            0
Ian J. Evans                        UK             0          0           0            0
J. Michael Evans                  Canada           0          0           0            0
W. Mark Evans                     Canada           0          0           0            0
Charles P. Eve                      UK             0          0           0            0
Brian F. Farr                                      0          0           0            0
Elizabeth C. Fascitelli                            0          0           0            0
Jeffrey F. Fastov                                  0          0           0            0
Pieter Maarten Feenstra       The Netherlands      0          0           0            0
Norman Feit                                        0          0           0            0
Steven M. Feldman                                  0          0           0            0
Laurie R. Ferber                                   0          0           0            0
Luca D. Ferrari                                    0          0           0            0
John A. Ferro, Jr.                                 0          0           0            0
Robert P. Fisher, Jr.                              0          0           0            0
David A. Fishman                                   0          0           0            0
Lawton W. Fitt                                     0          0           0            0
Stephen C. Fitzgerald            Australia         0          0           0            0
Thomas M. Fitzgerald III                           0          0           0            0
Daniel M. Fitzpatrick                              0          0           0            0
James A. Fitzpatrick                               0          0           0            0
David N. Fleischer                                 0          0           0            0
Alexander W. Fletcher               UK             0          0           0            0
David B. Ford                                      0        134(5)        0          134(5)
Edward C. Forst                                    0          0           0            0
George B. Foussianes                               0          0           0            0
Karl Fowler                         UK             0          0           0            0
Oliver L. Frankel                                  0          0           0            0
Randy W. Frankel                                   0          0           0            0
Orit P. Freedman                  Israel           0          0           0            0
Matthew T. Fremont-Smith                           0          0           0            0
Christopher G. French               UK             0          0           0            0

------------------------------------
(5) Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Timothy G. Freshwater               UK             0          0           0            0
Jacob Y. Friedman                                  0          0           0            0
Richard A. Friedman                                0          0           0            0
Matthias K. Frisch              Switzerland        0          0           0            0
Robert K. Frumkes                                  0          0           0            0
C. Douglas Fuge                                    0          0           0            0
Naosuke Fujita                     Japan           0          0           0            0
Shirley Fung                        UK             0          0           0            0
Enrico S. Gaglioti                                 0          0           0            0
James R. Garvey                   Ireland          0          0           0            0
Joseph D. Gatto                                    0          0           0            0
Emmanuel Gavaudan                 France           0          0           0            0
Nicholas J. Gaynor                  UK             0          0           0            0
Richard A. Genna                                   0          0           0            0
Peter C. Gerhard                                   0          0           0            0
Kenneth K. Gershenfeld                             0          0           0            0
Rajiv A. Ghatalia                  India           0          0           0            0
Robert R. Gheewalla                                0          0           0            0
Nomi P. Ghez                    Israel/USA         0          0           0            0
Scott A. Gieselman                                 0          0           0            0
Gary T. Giglio                                     0          0           0            0
H. John Gilbertson, Jr.                            0          0           0            0
Nicholas G. Giordano                               0        300(6)        0          300(6)
Joseph H. Gleberman                                0          0           0            0
Nancy S. Gloor                                     0          0           0            0
Richard J. Gnodde              Ireland/South       0          0           0            0
                                  Africa
Jeffrey B. Goldenberg                              0      2,860(7)        0        2,860(7)
Jacob D. Goldfield                                 0          0           0            0
Gary F. Goldring                                   0          0           0            0
Daniel C. Goldwater                 UK             0          0           0            0
James S. Golob                                     0          0           0            0
Gregg A. Gonsalves                                 0          0           0            0
Amy O. Goodfriend                                  0          0           0            0
Jay S. Goodgold                                    0          0           0            0
Larry J. Goodwin                                   0          0           0            0
Andrew M. Gordon                                   0          0           0            0
Anthony J. Gordon                                  0          0           0            0
Robert D. Gottlieb                                 0          0           0            0
Gregory M. Gould                                   0          0           0            0
Frank J. Governali                                 0          0           0            0
Lorenzo Grabau                     Italy           0          0           0            0
Geoffrey T. Grant                                  0          0           0            0
William M. Grathwohl                               0          0           0            0
Pedro Gonzalez Grau                Spain           0          0           0            0
Thomas J. Gravina                                 200         0          200           0
Michael J. Graziano                                0          0           0            0

------------------------------------
(6)   Shared with family members.
(7)   Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Carmen A. Greco                                    0          0           0            0
Stefan Green                     Australia         0          0           0            0
David J. Greenwald                                 0          0           0            0
Louis S. Greig                      UK             0          0           0            0
William W. Gridley                                 0          0           0            0
Peter W. Grieve                                    0          0           0            0
Christopher Grigg                   UK             0          0           0            0
Edward Sebastian Grigg           UK/France         0          0           0            0
Douglas C. Grip                                    0          0           0            0
Peter Gross                                        0          0           0            0
David J. Grounsell                  UK             0          0           0            0
Eric P. Grubman                                    0          0           0            0
Arun M. Gunewardena              Sri Lanka         0          0           0            0
Celeste A. Guth                                    0          0           0            0
Edward S. Gutman                                   0          0           0            0
Joseph D. Gutman                                   0          0           0            0
Douglas A. Guzman                 Canada           0          0           0            0
Ralf O. Haase                     Germany          0          0           0            0
Erol Hakanoglu                    Turkey           0          0           0            0
David R. Hansen                  Australia         0          0           0            0
Mary L. Harmon                                     0          0           0            0
Roger C. Harper                                    0          0           0            0
Charles T. Harris III                              0          0           0            0
Robert S. Harrison                                 0          0           0            0
Valerie J. Harrison                 UK             0          0           0            0
Shelley A. Hartman                                 0          0           0            0
Paul R. Harvey                                     0          0           0            0
Rumiko Hasegawa                    Japan           0          0           0            0
Arthur J. Hass                                     0          0           0            0
Arne K. Hassel                    Sweden           0          0           0            0
Nobumichi Hattori                  Japan           0          0           0            0
Stephen J. Hay                      UK             0          0           0            0
Isabelle Hayen                    Belgium          0          0           0            0
Keith L. Hayes                      UK             0          0           0            0
Edward A. Hazel                                    0          0           0            0
Thomas J. Healey                                   0          0           0            0
Robert C. Heathcote                 UK             0          0           0            0
Sylvain M. Hefes                  France           0          0           0            0
Douglas C. Heidt                                   0          0           0            0
David R. Heinz                                     0          0           0            0
David B. Heller                                    0          0           0            0
Steven M. Heller                                   0          0           0            0
William L. Hemphill                                0          0           0            0
Ruud G. Hendriks              The Netherlands      0          0           0            0
David P. Hennessey                                 0          0           0            0
R. Douglas Henderson                               0          0           0            0
David L. Henle                                     0          0           0            0
Mary C. Henry                                      0          0           0            0
Peter C. Herbert                                   0          0           0            0
Bruce A. Heyman                                    0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Stephen Hickey                                     0          0           0            0
Melina E. Higgins                                  0          0           0            0
Robert E. Higgins                                  0          0           0            0
Joanne M. Hill                                     0          0           0            0
Michael I. Hill                     UK             0          0           0            0
M. Roch Hillenbrand                                0          0           0            0
Donald W. Himpele                                  0          0           0            0
Kenneth W. Hitchner                                0          0           0            0
Maykin Ho                                          0          0           0            0
Timothy E. Hodgson                Canada           0          0           0            0
Jacquelyn M. Hoffman-Zehner       Canada           0          0           0            0
Richard R. Hogan                                   0          0           0            0
Christopher G. Hogg           New Zealand/USA      0          0           0            0
Margaret J. Holen                                  0          0           0            0
Daniel E. Holland III                              0          0           0            0
Teresa E. Holliday                                 0          0           0            0
Peter Hollmann                    Germany          0          0           0            0
Philip Holzer                     Germany          0          0           0            0
Gregory T. Hoogkamp                                0          0           0            0
Sean C. Hoover                                     0          0           0            0
Jay D. Horine                                      0          0           0            0
Robert D. Hormats                                  0          0           0            0
Robert G. Hottensen, Jr.                          615         0          615           0
Thomas J. Houle                                    0          0           0            0
Michael R. Housden                  UK             0          0           0            0
Zu Liu Frederick Hu                China           0          0           0            0
Paul J. Huchro                                     0          0           0            0
James A. Hudis                                     0          0           0            0
Terry P. Hughes                   Ireland          0          0           0            0
Bimaljit S. Hundal                  UK             0          0           0            0
Edith A. Hunt                                      0          0           0            0
Susan J. Hunt                       UK             0          0           0            0
Janet T. Hurley                                    0          0           0            0
Fern Hurst                                         0          0           0            0
Robert J. Hurst                                   100         0          100           0
Elizabeth A. Husted                                0          0           0            0
Walter V. Hutcherson                               0          0           0            0
John S. Iglehart                                   0          0           0            0
Robert F. Incorvaia                                0          0           0            0
Toni Infante                                       0          0           0            0
Francis J. Ingrassia                               0          0           0            0
Timothy J. Ingrassia                               0          0           0            0
Margaret H. Isdale                                 0          0           0            0
Hideki Ishibashi                   Japan           0          0           0            0
Raymond J. Iwanowski                               0          0           0            0
Walter A. Jackson                                  0          0           0            0
William L. Jacob III                               0          0           0            0
Ronald H. Jacobe, Jr.                              0          0           0            0
Mark M. Jacobs                                     0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Arthur L. Jacobson, Jr.                            0          0           0            0
James A. Jacobson                                  0          0           0            0
Richard I. Jaffee                                  0          0           0            0
Reuben Jeffery III                                 0          0           0            0
Stefan J. Jentzsch                Germany          0          0           0            0
Andrew R. Jessop                    UK             0          0           0            0
Dan H. Jester                                      0          0           0            0
Thomas Jevon                                       0          0           0            0
Daniel J. Jick                                     0          0           0            0
David M. Jimenez-Blanco            Spain           0          0           0            0
Peter T. Johnston                                  0          0           0            0
Robert H. Jolliffe                  UK             0          0           0            0
Andrew J. Jonas                                    0          0           0            0
Emerson P. Jones                                   0          0           0            0
Robert C. Jones                                    0          0           0            0
William J. Jones                                   0          0           0            0
Roy R. Joseph                     Guyana           0          0           0            0
Kenneth L. Josselyn                                0          0           0            0
Chansoo Joung                                      0          0           0            0
Marc H. Jourdren                  France           0          0           0            0
Andrew J. Kaiser                                   0          0           0            0
Ann F. Kaplan                                     21          0          21            0
Barry A. Kaplan                                    0          0           0            0
David A. Kaplan                                    0          0           0            0
Jason S. Kaplan                                    0          0           0            0
Robert S. Kaplan                                   0          0           0            0
Scott B. Kapnick                                   0          0           0            0
Atul Kapur                         India           0          0           0            0
Erland S. Karlsson                Sweden           0          0           0            0
James M. Karp                                      0          0           0            0
Toshinobu Kasai                    Japan           0          0           0            0
Richard Katz                                       0          0           0            0
Robert J. Katz                                     0          0           0            0
James C. Katzman                                   0          0           0            0
John J. Kauffman                                   0          0           0            0
David K. Kaugher                                   0          0           0            0
Peter R. Kellogg                                   0          0           0            0
John L. Kelly                                      0          0           0            0
Carsten Kengeter                  Germany          0          0           0            0
Kevin W. Kennedy                                   0          0           0            0
Gioia M. Kennett                                   0          0           0            0
William J. Kenney                                  0          0           0            0
Thomas J. Kenny                                    0          0           0            0
Steven Kerr                                        0          0           0            0
Lawrence S. Keusch                                 0          0           0            0
Rustom N. Khandalavala                             0          0           0            0
Philippe Khuong-Huu               France           0          0           0            0
Peter A. Kiernan                    UK             0          0           0            0
Peter D. Kiernan III                               0          0           0            0
Sun Bae Kim                       Canada           0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Douglas W. Kimmelman                              442         0          442           0
Colin E. King                     Canada           0          0           0            0
Robert C. King, Jr.                                0          0           0            0
Adrian P. Kingshott                 UK             0          0           0            0
Timothy M. Kingston                                0          0           0            0
Frank J. Kinney, III                               0          0           0            0
Shigeki Kiritani                   Japan           0          0           0            0
Ewan M. Kirk                        UK             0          0           0            0
Remy Klammers                     France           0          0           0            0
Daniel H. Klebes II                                0          0           0            0
Michael Klimek                                     0          0           0            0
Michael K. Klingher                                0          0           0            0
Jonathan R. Knight                  UK             0          0           0            0
Bradford C. Koenig                                 0          0           0            0
Mark J. Kogan                                      0          0           0            0
Jonathan L. Kolatch                                0          0           0            0
Richard E. Kolman                                  0          0           0            0
Philip J. Kopp III                                 0          0           0            0
David J. Kostin                                    0          0           0            0
Koji Kotaka                        Japan           0          0           0            0
Peter S. Kraus                                    15          0          15            0
Mary Lyn Valkenburg Kurish                         0          0           0            0
Eiichiro Kuwana                    Japan           0          0           0            0
Peter Labbat                                       0          0           0            0
Peggy A. Lamb                                      0          0           0            0
David G. Lambert                                   0          0           0            0
Eric S. Lane                                       0          0           0            0
Thomas K. Lane                                     0          0           0            0
Gary R. Lapidus                                    0          0           0            0
Bruce M. Larson                                    0          0           0            0
Thomas D. Lasersohn                                0          0           0            0
Anthony D. Lauto                                   0          0           0            0
John J. Lauto                                      0          0           0            0
Matthew Lavicka                                    0          0           0            0
Andrew E. Law                       UK             0          0           0            0
Peter T. Lawler                                    0          0           0            0
David N. Lawrence                                  0          0           0            0
Peter Layton                                       0          0           0            0
Susan R. Leadem                                    0          0           0            0
Andrew D. Learoyd                   UK             0          0           0            0
Chan-Keun Lee                   South Korea        0          0           0            0
Donald C. Lee                                      0          0           0            0
Gregory D. Lee                   Australia         0          0           0            0
Kenneth H. M. Leet                                 0          0           0            0
Richard O. Leggett                                 0          0           0            0
Anthony J. Leitner                                 0          0           0            0
Todd W. Leland                                     0          0           0            0
Paulo C. Leme                                      0          0           0            0
Gregg R. Lemkau                                    0          0           0            0
Remco O. Lenterman            The Netherlands      0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Hughes B. Lepic                   France           0          0           0            0
Alan B. Levande                                    0          0           0            0
Johan H. Leven                    Sweden           0          0           0            0
Stephen M. Levick                                  0          0           0            0
Ronald S. Levin                                    0          0           0            0
Jack Levy                                          0          0           0            0
Richard J. Levy                     UK             0          0           0            0
Tobin V. Levy                                      0          0           0            0
P. Jeremy Lewis                                    0          0           0            0
Thomas B. Lewis, Jr.                               0          0           0            0
Mark E. Leydecker                                  0          0           0            0
Matthew G. L'Heureux                               0          0           0            0
Michael Liberman                                   0          0           0            0
George C. Liberopoulos          Canada/USA         0          0           0            0
Gwen R. Libstag                                    0          0           0            0
Stephen C. Lichtenauer                             0          0           0            0
Roger A. Liddell                    UK             0          0           0            0
Richard J. Lieb                                    0          0           0            0
Mitchell J. Lieberman                              0          0           0            0
Richerd C. Lightburn                               0          0           0            0
Ryan D. Limaye                                     0          0           0            0
Susan S. Lin                   Hong Kong/USA       0          0           0            0
Syaru Shirley Lin                                  0          0           0            0
Josephine Linden                    UK             0          0           0            0
Lawrence H. Linden                                 0          0           0            0
Anthony W. Ling                     UK             0          0           0            0
Bonnie S. Litt                                     0          0           0            0
Robert Litterman                                   0          0           0            0
Robert H. Litzenberger                             0          0           0            0
David McD. A. Livingstone        Australia         0          0           0            0
Jill E. Lohrfink                                   0          0           0            0
Douglas F. Londal                                  0          0           0            0
Jacques M. Longerstaey          USA/Belgium        0          0           0            0
Joseph Longo                                       0          0           0            0
Jonathan M. Lopatin                                0          0           0            0
Francisco Lopez-Balboa                             0          0           0            0
Victor M. Lopez-Balboa                             0          0           0            0
Antigone Loudiadis                  UK             0          0           0            0
Michael C. Luethke                                 0          0           0            0
Kevin L. Lundeen                                   0          0           0            0
Michael R. Lynch                                   0          0           0            0
Richard E. Lyon, III                               0          0           0            0
Peter B. MacDonald                  UK             0          0           0            0
Mark G. Machin                      UK             0          0           0            0
Shogo Maeda                        Japan           0          0           0            0
Christopher J. Magarro                             0          0           0            0
John A. Mahoney                                    0          0           0            0
Sean O. Mahoney                                    0          0           0            0
Russell E. Makowsky                                0          0           0            0
Keith A. Malas                                     0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Peter G. C. Mallinson               UK             0          0           0            0
John V. Mallory                                    0          0           0            0
Kathleen M. Maloney                                0          0           0            0
Charles G. R. Manby                 UK             0          0           0            0
Robert S. Mancini                                  0          0           0            0
Barry A. Mannis                                    0          0           0            0
Elizabeth C. Marcellino                            0          0           0            0
Arthur S. Margulis, Jr.                            0          0           0            0
Carmen Marino                                      0          0           0            0
Ronald G. Marks                                    0          0           0            0
Robert J. Markwick                  UK             0          0           0            0
Nicholas I. Marovich                               0          0           0            0
David J. Marshall                                  0          0           0            0
Allan S. Marson                     UK             0          0           0            0
Eff W. Martin                                      0          0           0            0
Jacques Martin                    Canada           0          0           0            0
Alison J. Mass                                     0          0           0            0
Robert A. Mass                                     0          0           0            0
John J. Masterson                                  0          0           0            0
David J. Mastrocola                                0          0           0            0
Blake W. Mather                                    0          0           0            0
Kathy M. Matsui                                    0          0           0            0
Karen A. Matte                                    40          0           40           0
George N. Mattson                                  0          0           0            0
Heinz Thomas Mayer                Germany          0          0           0            0
Thomas J. McAdam                                  42          0           42           0
Richard F. McArdle                                 0          0           0            0
John J. McCabe                                     0          0           0            0
Theresa E. McCabe                                  0          0           0            0
Joseph M. McConnell                                0          0           0            0
Ian R. McCormick                    UK             0          0           0            0
Lynn M. McCormick                                  0          0           0            0
Mark E. McGoldrick                                 0          0           0            0
Joseph P. McGrath, Jr.                             0          0           0            0
Stephen J. McGuinness                              0          0           0            0
John C. McIntire                                   0          0           0            0
John W. McMahon                                    0          0           0            0
Geraldine F. McManus                               0          0           0            0
Gerald C. McNamara, Jr.                          4,181        0         4,181          0
James A. McNamara                                  0        215(8)        0          215(8)
Richard P. McNeil                 Jamaica          0          0           0            0
Audrey A. McNiff                                   0          0           0            0
John P. McNulty                                    0          0           0            0
Stuart G. McPherson                 UK             0          0           0            0
Robert A. McTamaney                                0          0           0            0
E. Scott Mead                                      0          0           0            0
Lance P. Meaney                                    0          0           0            0
Sharon I. Meers                                    0          0           0            0

------------------------------------
(8)  Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
David M. Meerschwam           The Netherlands      0          0           0            0
Sanjeev K. Mehra                   India           0          0           0            0
Christian A. Meissner             Austria          0          0           0            0
Michael C. Melignano                               0          0           0            0
Andrew J. Melnick                                  0          0           0            0
Michael A. Mendelson                               0          0           0            0
Bernard A. Mensah                   UK             0          0           0            0
Amos Meron                      USA/Israel         0          0           0            0
T. Willem Mesdag                                   0          0           0            0
Andrew L. Metcalfe                  UK             0          0           0            0
Julian R. Metherell                 UK             0          0           0            0
Michael R. Miele                                   0          0           0            0
Gunnar T. Miller                                   0          0           0            0
Kenneth A. Miller                                  0          0           0            0
Therese L. Miller                                  0          0           0            0
James E. Milligan                                  0          0           0            0
Eric M. Mindich                                    0          0           0            0
Luciana D. Miranda                Brazil           0          0           0            0
Edward S. Misrahi                  Italy           0          0           0            0
Masatoki J. Mitsumata              Japan           0          0           0            0
Steven T. Mnuchin                                  0          0           0            0
Masanori Mochida                   Japan           0          0           0            0
Douglas D. Moffitt                                 0          0           0            0
Karsten N. Moller                 Denmark          0          0           0            0
Thomas K. Montag                                   0          0           0            0
William C. Montgomery                              0          0           0            0
Wayne L. Moore                                     0          0           0            0
J. Ronald Morgan, III                              0          0           0            0
Yukihiro Moroe                     Japan           0          0           0            0
James P. Morris                                    0          0           0            0
R. Scott Morris                                    0          0           0            0
Robert B. Morris III                               0          0           0            0
Richard S. Morse                    UK             0          0           0            0
Jeffrey M. Moslow                                  0          0           0            0
Sharmin Mossavar-Rahmani            UK             0          0           0            0
Gregory T. Mount                                   0          0           0            0
Ian Mukherjee                       UK             0          0           0            0
Edward A. Mule                                     0          0           0            0
Donald R. Mullen                                   0          0           0            0
Timothy R. Mullen                                  0          0           0            0
Eric D. Mullins                                    0          0           0            0
Donald J. Mulvihill                                0          0           0            0
Patrick E. Mulvihill              Ireland          0          0           0            0
Robert G. Munro                     UK             0          0           0            0
Rie Murayama                       Japan           0          0           0            0
Richard A. Murley                   UK             0          0           0            0
Patrick E. Murphy                                  0          0           0            0
Philip D. Murphy                                   0          0           0            0
Thomas S. Murphy, Jr.                              0          0           0            0
Gaetano J. Muzio                                   0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Michiya Nagai                      Japan           0          0           0            0
Gabrielle U. Napolitano                            0          0           0            0
Avi M. Nash                                        0          0           0            0
Trevor P. Nash                      UK             0          0           0            0
Kevin D. Naughton                                 112         0          112           0
Mark J. Naylor                      UK             0          0           0            0
Jeffrey P. Nedelman                                0          0           0            0
Warwick M. Negus                 Australia         0          0           0            0
Daniel M. Neidich                                 44          0          44            0
Kipp M. Nelson                                     0          0           0            0
Leslie S. Nelson                                   0          0           0            0
Robin Neustein                                     0          0           0            0
Duncan L. Niederauer                               0          0           0            0
Theodore E. Niedermayer         USA/France         0          0           0            0
Susan M. Noble                      UK             0          0           0            0
Markus J. Noe-Nordberg            Austria          0          0           0            0
Suok J. Noh                                        0          0           0            0
Suzanne M. Nora Johnson                            0          0           0            0
Christopher K. Norton                              0          0           0            0
Michael E. Novogratz                               0          0           0            0
Jay S. Nydick                                      0          0           0            0
Katherine K. Oakley                                0          0           0            0
Eric M. Oberg                                      0          0           0            0
Alok Oberoi                        India           0          0           0            0
Gavin G. O'Connor                                  0          0           0            0
James K. O'Connor                                  0          0           0            0
Fergal J. O'Driscoll              Ireland          0          0           0            0
Jinsuk T. Oh                    South Korea        0          0           0            0
L. Peter O'Hagan                  Canada           0          0           0            0
Terence J. O'Neill                  UK             0          0           0            0
Timothy J. O'Neill                                 0          0           0            0
Richard T. Ong                   Malaysia          0          0           0            0
Ronald M. Ongaro                                   0          0           0            0
Taneki Ono                         Japan           0          0           0            0
Donald C. Opatrny, Jr.                             0          0           0            0
Daniel P. Opperman                                 0          0           0            0
Daniel B. O'Rourke                                 0          0           0            0
Calum M. Osborne                    UK             0          0           0            0
Robert J. O'Shea                                   0          0           0            0
Joel D. Ospa                                       0          0           0            0
Greg M. Ostroff                                    0          0           0            0
Nigel M. O'Sullivan                 UK             0          0           0            0
Terence M. O'Toole                                 0          0           0            0
Brett R. Overacker                                 0          0           0            0
Todd G. Owens                                      0          0           0            0
Fumiko Ozawa                       Japan           0          0           0            0
Robert J. Pace                                     0          0           0            0
Helen Paleno                                       0          0           0            0
Gregory K. Palm                                    0          0           0            0
Bryant F. Pantano                                  0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Massimo Pappone                    Italy           0          0           0            0
James R. Paradise                   UK             0          0           0            0
Mukesh K. Parekh                                   0          0           0            0
Geoffrey M. Parker                                 0          0           0            0
Archie W. Parnell                                 100        100         100          100
Michael L. Pasternak                UK             0          0           0            0
Ketan J. Patel                      UK             0          0           0            0
Melissa B. Patrusky                                0          0           0            0
Henry M. Paulson, Jr.                              0          0           0            0
Arthur J. Peponis                                 285         0          285           0
David E. Perlin                                    0          0           0            0
Bradley J. Peterson                                0          0           0            0
David B. Philip                                    0          0           0            0
Paul A. Phillips                                   0          0           0            0
Todd J. Phillips                                   0          0           0            0
Alberto M. Piedra, Jr.                             0          0           0            0
Stephen R. Pierce                                  0          0           0            0
Philip J. Pifer                                    0          0           0            0
Scott M. Pinkus                                    0          0           0            0
Michel G. Plantevin               France           0          0           0            0
Timothy C. Plaut                  Germany          0          0           0            0
Andrea Ponti                     Italy/USA         0          0           0            0
Ellen R. Porges                                    0          0           0            0
Wiet H. M. Pot                The Netherlands      0          0           0            0
Michael J. Poulter                  UK             0          0           0            0
John J. Powers                                     0          0           0            0
Richard H. Powers                                  0          0           0            0
Roderic L. Prat                   Canada           0          0           0            0
Michael A. Price                                   0          0           0            0
Scott Prince                                       0          0           0            0
Anthony J. Principato                              0          0           0            0
Nomi M. Prins                                      0          0           0            0
Steven D. Pruett                                   0          0           0            0
Goran V. Puljic                                    0          0           0            0
Kevin A. Quinn                                     0          0           0            0
Stephen D. Quinn                                   0          0           0            0
B. Andrew Rabin                                    0          0           0            0
John J. Rafter                    Ireland          0          0           0            0
Hugh A. Ragsdale III                               0          0           0            0
Jonathan Raleigh                                   0          0           0            0
Dioscoro-Roy I. Ramos          Phillippines        0          0           0            0
Gregory G. Randolph                                0          0           0            0
Charlotte P. Ransom                 UK             0          0           0            0
Michael G. Rantz                                   0          0           0            0
Philip A. Raper                     UK             0          0           0            0
Alan M. Rapfogel                                   0          0           0            0
Joseph Ravitch                                     0          0           0            0
Sara E. Recktenwald                                0          0           0            0
Girish V. Reddy                                    0          0           0            0
Arthur J. Reimers III                              0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Filip A. Rensky                                    0          0           0            0
Anthony John Reizenstein            UK             0          0           0            0
Jeffrey A. Resnick                                 0          0           0            0
Peter Richards                      UK             0          0           0            0
Michael J. Richman                                 0          0           0            0
Andrew J. Rickards                  UK             0          0           0            0
Thomas S. Riggs, III                               0          0           0            0
James P. Riley, Jr.                                0          0           0            0
Kimberly E. Ritrievi                               0          0           0            0
John S. Rizner                                     0          0           0            0
Paul M. Roberts                     UK             0          0           0            0
Richard T. Roberts                                 0          0           0            0
Simon M. Robertson                  UK             0          0           0            0
Normann G. Roesch                 Germany          0          0           0            0
James H. Rogan                                     0          0           0            0
J. David Rogers                                    0        100(9)        0          100(9)
John F. W. Rogers                                  0          0           0            0
Emmanuel Roman                    France           0          0           0            0
Eileen P. Rominger                                 0          0           0            0
Pamela P. Root                                     0          0           0            0
Ralph F. Rosenberg                                 0          0           0            0
Jacob D. Rosengarten                               0          0           0            0
Richard J. Rosenstein                              0          0           0            0
Ivan Ross                                          0          0           0            0
Stuart M. Rothenberg                               0          0           0            0
Michael S. Rotter                                  0          0           0            0
Michael S. Rubinoff                                0          0           0            0
Paul M. Russo                                      0          0           0            0
John P. Rustum                  Ireland/USA        0          0           0            0
Richard M. Ruzika                                  0          0           0            0
David C. Ryan                                      0          0           0            0
David M. Ryan                    Australia         0          0           0            0
Jeri Lynn Ryan                                     0          0           0            0
John C. Ryan                                       0          0           0            0
Michael D. Ryan                                    0          0           0            0
Katsunori Sago                     Japan           0          0           0            0
Pablo J. Salame                   Ecuador          0          0           0            0
Richard C. Salvadore                               0          0           0            0
J. Michael Sanders                                 0          0           0            0
Allen Sangines-Krause             Mexico          210         0          210           0
Richard A. Sapp                                    0          0           0            0
Neil I. Sarnak                                     0          0           0            0
Joseph Sassoon                    Israel           0          0           0            0
Atsuko Sato                        Japan           0          0           0            0
Masanori Sato                      Japan           0          0           0            0
Tsutomu Sato                       Japan          240         0          240           0
Muneer A. Satter                                   0          0           0            0
Marc P. Savini                                     0          0           0            0

------------------------------------
(9)  Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Jonathan S. Savitz                                 0          0           0            0
Peter Savitz                                       0          0           0            0
James E. Sawtell                    UK             0          0           0            0
Paul S. Schapira                   Italy           0          0           0            0
P. Sheridan Schechner                            1,000        0         1,000          0
Marcus Schenck                    Germany          0          0           0            0
Susan J. Scher                                     0          0           0            0
Gary B. Schermerhorn                               0          0           0            0
Stephen M. Scherr                                  0          0           0            0
Mitchell I. Scherzer              Canada           0          0           0            0
Peter Schiefer                    Germany          0          0           0            0
Howard B. Schiller                                 0          0           0            0
Erich P. Schlaikjer                                0          0           0            0
Jeffrey W. Schroeder                               0          0           0            0
Antoine Schwartz                  France           0          0           0            0
Eric S. Schwartz                                   0          0           0            0
Harvey M. Schwartz                                 0          0           0            0
Mark Schwartz                                      0          0           0            0
Thomas M. Schwartz                                 0      1,900(10)       0         1,900(10)
Patrick P. Scire                                   0          0           0            0
Steven M. Scopellite                               0          0           0            0
David J. Scudellari                                0          0           0            0
Charles B. Seelig, Jr.                             0          0           0            0
Karen D. Seitz                                     0          0           0            0
Anik Sen                            UK             0          0           0            0
Randolph Sesson, Jr.                               0          0           0            0
Steven M. Shafran                                  0          0           0            0
Lisa M. Shalett                                    0          0           0            0
Richard S. Sharp                    UK             0          0           0            0
John P. Shaughnessy                                0          0           0            0
Robert J. Shea, Jr.                                0          0           0            0
John S. Sheldon                                    0          0           0            0
David G. Shell                                     0          0           0            0
James M. Sheridan                                  0          0           0            0
Richard G. Sherlund                                0          0           0            0
Michael S. Sherwood                 UK             0          0           0            0
Masaru Shibata                     Japan           0          0           0            0
James Shim                                         0          0           0            0
Abraham Shua                                       0          0           0            0
Evan W. Siddall                  Canada/UK         0          0           0            0
Michael H. Siegel                                  0          0           0            0
Ralph J. Silva                                     0          0           0            0
Harry Silver                                       0          0           0            0
Harvey Silverman                                   0          0           0            0
Howard A. Silverstein                              0          0           0            0
Richard P. Simon                                   0          0           0            0
Victor R. Simone, Jr.                              0          0           0            0
David T. Simons                                    0          0           0            0

------------------------------------
(10)  Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Christine A. Simpson                               0          0           0            0
Dinakar Singh                                      0          0           0            0
Ravi M. Singh                                      0          0           0            0
Ravi Sinha                       India/USA         0          0           0            0
Edward M. Siskind                                  0          0           0            0
Christian J. Siva-Jothy             UK             0          0           0            0
Mark F. Slaughter                                  0          0           0            0
Jeffrey S. Sloan                                   0          0           0            0
Linda J. Slotnick                                  0          0           0            0
Cody J Smith                                       0      1,000(11)       0         1,000(11)
Derek S. Smith                                     0          0           0            0
Michael M. Smith                                   0          0           0            0
Sarah E. Smith                      UK             0          0           0            0
Trevor A. Smith                     UK             0          0           0            0
John E. Smollen                                    0          0           0            0
Randolph C. Snook                                  0          0           0            0
Jonathan S. Sobel                                  0          0           0            0
David M. Solomon                                   0          0           0            0
Judah C. Sommer                                    0          0           0            0
Theodore T. Sotir                                  0          0           0            0
Sergio E. Sotolongo                                0          0           0            0
Vickrie C. South                                   0          0           0            0
Daniel L. Sparks                                   0          0           0            0
Marc A. Spilker                                    0          0           0            0
Daniel W. Stanton                                  0          0           0            0
Steven R. Starker                                  0          0           0            0
Keith G. Starkey                    UK             0          0           0            0
Esta E. Stecher                                    0          0           0            0
Cathrine S. Steck                                  0          0           0            0
Fredric E. Steck                                   0          0           0            0
Robert K. Steel                                    0          0           0            0
Jean-Michel Steg                  France           0          0           0            0
Stuart L. Sternberg                                0          0           0            0
Joseph P. Stevens                                  0          0           0            0
Raymond S. Stolz                                   0          0           0            0
Margaret E. Stone                                  0          0           0            0
Timothy T. Storey                 Canada           0          0           0            0
George C. Strachan                                 0          0           0            0
Fredrik J. Stromholm              Sweden           0          0           0            0
Raymond B. Strong, III                             0          0           0            0
Steven H. Strongin                                 0          0           0            0
Andrew J. Stuart                 Australia         0          0           0            0
Nobumichi Sugiyama                 Japan           0          0           0            0
Christopher P. Sullivan         USA/Ireland        0          0           0            0
Patrick Sullivan                                   0          0           0            0
Johannes R. Sulzberger            Austria          0          0           0            0
Hsueh J. Sung                     Taiwan           0          0           0            0
Richard J. Sussman                                 0          0           0            0

------------------------------------
(11)  Shared with family members.

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Peter D. Sutherland S.C.          Ireland          0          0           0            0
Watanan Suthiwartnarueput        Thailand          0          0           0            0
Gary J. Sveva                                      0          0           0            0
Eric S. Swanson                                    0          0           0            0
Gene T. Sykes                                      0          0           0            0
Shahriar Tadjbakhsh                                0          0           0            0
Ronald K. Tanemura                UK/USA           0          0           0            0
Caroline H. Taylor                  UK             0          0           0            0
John H. Taylor                                     0          0           0            0
Greg W. Tebbe                                      0          0           0            0
David H. Tenney                                    0          0           0            0
Kiyotaka Teranishi                 Japan           0          0           0            0
Mark R. Tercek                                     0          0           0            0
Donald F. Textor                                   0          0           0            0
John A. Thain                                      0          0           0            0
John L. Thornton                                   0          0           0            0
Timothy J. Throsby               Australia         0          0           0            0
Nicolas F. Tiffou                 France           0          0           0            0
Jason A. Tilroe                                    0          0           0            0
Daisuke Toki                       Japan           0          0           0            0
Gary S. Tolchin                                    0          0           0            0
Peter K. Tomozawa                                  0          0           0            0
Massimo Tononi                     Italy           0          0           0            0
Brian J. Toolan                                    0          0           0            0
John R. Tormondsen                                 0          0           0            0
Leslie C. Tortora                                  0          0           0            0
John L. Townsend III                               0          0           0            0
Mark J. Tracey                      UK             0          0           0            0
Stephen S. Trevor                                  0          0           0            0
Byron D. Trott                                     0          0           0            0
Michael A. Troy                                    0          0           0            0
Daniel Truell                       UK             0          0           0            0
Donald J. Truesdale                                0          0           0            0
Robert B. Tudor III                                0          0           0            0
Thomas E. Tuft                                     0          0           0            0
John Tumilty                        UK             0          0           0            0
Barry S. Turkanis                                  0          0           0            0
Malcolm B. Turnbull              Australia         0          0           0            0
Christopher H. Turner                              0          0           0            0
Gareth N. Turner                  Canada           0          0           0            0
Thomas B. Tyree, Jr.                               0          0           0            0
Harkanwar Uberoi                   India           0          0           0            0
Eiji Ueda                          Japan           0          0           0            0
Kaysie P. Uniacke                                  0          0           0            0
Can Uran                                           0          0           0            0
John E. Urban                                      0          0           0            0
Lucas van Praag                     UK             0          0           0            0
Hugo H. Van Vredenburch       The Netherlands      0          0           0            0
Frederick G. Van Zijl                              0          0           0            0
Lee G. Vance                                       0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Ashok Varadhan                                     0          0           0            0
Corrado P. Varoli                 Canada           0          0           0            0
John J. Vaske                                      0          0           0            0
David A. Viniar                                    0          0           0            0
Barry S. Volpert                                   0          0           0            0
Casper W. Von Koskull             Finland          0          0           0            0
David H. Voon                                      0          0           0            0
Robert T. Wagner                                   0          0           0            0
John E. Waldron                                    0          0           0            0
George H. Walker IV                                0          0           0            0
Thomas B. Walker III                               0          0           0            0
Robert P. Wall                                     0          0           0            0
Steven A. Wallace                   UK             0          0           0            0
Berent A. Wallendahl              Norway           0          0           0            0
Alastair J. Walton             UK/Australia        0          0           0            0
David R. Walton                     UK             0          0           0            0
Hsueh-Ming Wang                                    0          0           0            0
Patrick J. Ward                                    0          0           0            0
Michael W. Warren                   UK             0          0           0            0
Haruko Watanuki                    Japan           0          0           0            0
Jerry T. Wattenberg                                0          0           0            0
David M. Weil                                      0          0           0            0
Theodor Weimer                    Germany          0          0           0            0
John S. Weinberg                                   0          0           0            0
Peter A. Weinberg                                  0          0           0            0
Helge Weiner-Trapness             Sweden           0          0           0            0
Gregg S. Weinstein                                 0          0           0            0
Scott R. Weinstein                                 0          0           0            0
Mark S. Weiss                                      0          0           0            0
George W. Wellde, Jr.                              0          0           0            0
Christopher S. Wendel                              0          0           0            0
Martin M. Werner                  Mexico           0          0           0            0
Richard T. Wertz                                   0          0           0            0
Lance N. West                                      0          0           0            0
Matthew Westerman                   UK             0          0           0            0
Barbara A. White                                   0          0           0            0
William Wicker                                     0          0           0            0
A. Carver Wickman                                  0          0           0            0
C. Howard Wietschner                               0          0           0            0
David D. Wildermuth                               401         0          401           0
Edward R. Wilkinson                                0          0           0            0
Kevin L. Willens                                   0          0           0            0
Susan A. Willetts                                  0          0           0            0
Anthony G. Williams                 UK             0          0           0            0
Christopher G. Williams             UK             0          0           0            0
Gary W. Williams                                   0          0           0            0
Todd A. Williams                                  90          0          90            0
John S. Willian                                    0          0           0            0
Kenneth W. Willman                                 0          0           0            0
Keith R. Wills                      UK             0          0           0            0

                                  ITEM 6        ITEM 7     ITEM 8      ITEM 9      ITEM 10
                                CITIZENSHIP      SOLE      SHARED       SOLE        SHARED
                              (UNITED STATES    VOTING     VOTING    DISPOSITIVE  DISPOSITIVE
                                  UNLESS       POWER OF   POWER OF    POWER OF     POWER OF
         ITEM 1                  OTHERWISE     UNCOVERED  UNCOVERED   UNCOVERED    UNCOVERED
 NAMES OF REPORTING PERSONS     INDICATED)      SHARES     SHARES      SHARES       SHARES
---------------------------     ----------      ------     ------      ------       ------
Andrew F. Wilson                New Zealand        0          0           0            0
Kendrick R. Wilson III                             0          0           0            0
Kurt D. Winkelmann                                 0          0           0            0
Jon Winkelried                                     0          0           0            0
Steven J. Wisch                                    0          0           0            0
Michael S. Wishart                                 0          0           0            0
Richard E. Witten                                  0          0           0            0
William H. Wolf, Jr.                               0          0           0            0
Melinda B. Wolfe                                   0          0           0            0
Tracy R. Wolstencroft                              0          0           0            0
Jon A. Woodruf                                     0          0           0            0
Zi Wang Xu                     Canada/China
                                   (PRC)           0          0           0            0
Richard A. Yacenda                                 0          0           0            0
Tetsufumi Yamakawa                 Japan           0          0           0            0
Yasuyo Yamazaki                    Japan           0          0           0            0
Anne Yang                                          0          0           0            0
Michael Y. Yao                                     0          0           0            0
Danny O. Yee                                       0          0           0            0
Jaime E. Yordan                                    0          0           0            0
W. Thomas York, Jr.                                0          0           0            0
Wassim G. Younan                  Lebanon          0          0           0            0
Paul M. Young                                      0          0           0            0
Richard M. Young                                   0          0           0            0
William J. Young                                   0          0           0            0
Michael J. Zamkow                                  0         55(12)       0           55(12)
Paolo Zannoni                      Italy           0          0           0            0
Yoel Zaoui                        France           0          0           0            0
Gregory Zenna                                      0          0           0            0
Gregory H. Zehner                                  0          0           0            0
Jide J. Zeitlin                                    0          0           0            0
Alphonse Zenna                                     0          0           0            0
Joan H. Zief                                       0          0           0            0
Joseph R. Zimmel                                   0          0           0            0
James P. Ziperski                                  0          0           0            0
Barry L. Zubrow                                    0          0           0            0
Mark A. Zurack                                     0          0           0            0

Shares held by 94 private           N/A            0      2,046,623       0        2,046,623
charitable foundations
established by 94 Covered
Persons each of whom is a
co-trustee of one or more
of such private charitable
foundations(13)

------------------------------------
(12)  Shared with family members.
(13) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8       ITEM 9       ITEM 10
                                  ORGANIZATION     SOLE       SHARED        SOLE        SHARED
                                   (NEW YORK      VOTING      VOTING     DISPOSITIVE  DISPOSITIVE
            ITEM 1                   UNLESS      POWER OF    POWER OF     POWER OF    POWER OF
                                   OTHERWISE     UNCOVERED   UNCOVERED    UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES       SHARES      SHARES
----------------------------       ----------      ------     ------       ------      ------
TRUSTS
------

120 Broadway Partners              New Jersey        0           0           0          0
2000 Carlos A. Cordeiro
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2000 Danny O. Yee Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Douglas W. Kimmelman
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2000 Girish V. Reddy Grantor
   Retained Annuity Trust                            0           0           0          0
2000 James M. Sheridan Grantor
   Retained Annuity Trust                            0           0           0          0
2000 John A. Thain Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Kipp M. Nelson Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Mary Ann Casati Grantor
   Retained Annuity Trust                            0           0           0          0
2000 Michael E. Novogratz
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2000 Scott S. Prince Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Carlos A. Cordeiro
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2001 Danny O. Yee Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Douglas W. Kimmelman
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2001 Girish V. Reddy Grantor
   Retained Annuity Trust                            0           0           0          0
2001 James M. Sheridan Grantor
   Retained Annuity Trust                            0           0           0          0
2001 John A. Thain Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Mary Ann Casati Grantor
   Retained Annuity Trust                            0           0           0          0
2001 Michael E. Novogratz
   Grantor Retained Annuity
   Trust                                             0           0           0          0
2001 Scott S. Prince Grantor
   Retained Annuity Trust                            0           0           0          0
2002 Douglas W. Kimmelman
    Grantor Retained Annuity
    Trust                                            0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8       ITEM 9       ITEM 10
                                  ORGANIZATION     SOLE       SHARED        SOLE        SHARED
                                   (NEW YORK      VOTING      VOTING     DISPOSITIVE  DISPOSITIVE
            ITEM 1                   UNLESS      POWER OF    POWER OF     POWER OF    POWER OF
                                   OTHERWISE     UNCOVERED   UNCOVERED    UNCOVERED   UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES       SHARES      SHARES
----------------------------       ----------      ------     ------       ------      ------
2002 James M. Sheridan Grantor
    Retained Annuity Trust                           0           0           0          0
2002 John A. Thain Grantor
    Retained Annuity Trust                           0           0           0          0
2002 Mary Ann Casati Grantor
    Retained Annuity Trust                           0           0           0          0
2002 Scott S. Prince Grantor
    Retained Annuity Trust                           0           0           0          0
A.C. Trust                                           0           0           0          0
The Abby Joseph Cohen 2000
   Annuity Trust I                                   0           0           0          0
The Abby Joseph Cohen 2000
   Family Trust                                      0           0           0          0
The Abby Joseph Cohen 2001
   Annuity Trust I                                   0           0           0          0
The Abby Joseph Cohen 2001
   Annuity Trust II                                  0           0           0          0
The Abby Joseph Cohen 2002
    Annuity Trust I                                  0           0           0          0
The Adina R. Lopatin 2000 Trust                      0           0           0          0
The Alexander H. Witten 2000
   Trust                                             0           0           0          0
The Alexander I. Berlinski
    2000 Trust                                       0           0           0          0
The Alexander Litzenberger
   2000 Grantor Retained
   Annuity Trust                                     0           0           0          0
The Alexander Litzenberger
   Remainder Trust                                   0           0           0          0
The Alexandra D. Steel 2000
    Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                          0           0           0          0
The Amanda Liann Mead 2000
   Trust                                             0           0           0          0
Anahue Trust                         Jersey          0           0           0          0
Andrew L. Fippinger-Millennium
   Trust                                             0           0           0          0
The Andrew M. Alper 2000
   Annuity Trust I                                   0           0           0          0
The Andrew M. Alper 2001
   Annuity Trust I                                   0           0           0          0
The Andrew M. Alper 2002
    Annuity Trust I                                  0           0           0          0
The Andrew M. Gordon 2000
   Family Trust                                      0           0           0          0
Ann F. Kaplan Two Year Trust
   Dated 6/26/2001                                   0           0           0          0
Ann F. Kaplan Two Year Trust
   Dated June 2000                                   0           0           0          0
The Anne R. Witten 2000 Trust                        0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Anne Sullivan Wellde 2000
   Trust                                             0           0           0          0
The Anthony D. Lauto 2000
   Annuity Trust I                                   0           0           0          0
The Anthony D. Lauto 2000
   Family Trust                                      0           0           0          0
The Anthony D. Lauto 2001
   Annuity Trust I                                   0           0           0          0
The Anthony D. Lauto 2002
    Annuity Trust I                                  0           0           0          0
The Arthur J. Reimers, III
   Defective Trust 2000           Connecticut        0           0           0          0
Arthur J. Reimers, III Grantor
   Retained Annuity Trust 2000    Connecticut        0           0           0          0
The Avi M. Nash 2000 Annuity
   Trust I                                           0           0           0          0
The Avi M. Nash 2000 Family
   Trust                                             0           0           0          0
The Avi M. Nash 2001 Annuity
   Trust I                                           0           0           0          0
The Bari Marissa Schwartz 2000
   Trust                                             0           0           0          0
Barry A. Kaplan 2000 Family
   Trust                                             0           0           0          0
Barry A. Kaplan 2000 GRAT                            0           0           0          0
Barry A. Kaplan 2001 GRAT                            0           0           0          0
The Barry L. Zubrow 2000
   Annuity Trust I                                   0           0           0          0
The Barry L. Zubrow 2000
   Family Trust                                      0           0           0          0
The Barry L. Zubrow 2001
   Annuity Trust I                                   0           0           0          0
The Barry L. Zubrow 2002
    Annuity Trust I                                  0           0           0          0
The Beller/Moses Trust                               0           0           0          0
The Benjamin H. Sherlund 2000
   Trust                                             0           0           0          0
The Benjamin Kraus 2000 Trust                        0           0           0          0
The Bradford C. Koenig 2001
   Annuity Trust I                                   0           0           0          0
The Bradford C. Koenig 2001
   Family Trust                                      0           0           0          0
The Bradford C. Koenig 2002
    Annuity Trust I                                  0           0           0          0
The Bradley Abelow Family 2000
   Trust                                             0           0           0          0
The Bradley Craig Spiegel 2000
    Trust                                            0           0           0          0
The Brian Patrick Minehan 2001
    Trust                                            0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Caceres Novogratz Family
   Trust                                             0           0           0          0
The Carlos A. Cordeiro Trust                         0           0           0          0
The Charlotte Steel 2000 Trust                       0           0           0          0
The Charlotte Textor 2000 Trust                      0           0           0          0
The Christopher A. Cole 2000
   Annuity Trust I                                   0           0           0          0
The Christopher A. Cole 2000
   Family Trust                                      0           0           0          0
The Christopher A. Cole 2001
   Annuity Trust I                                   0           0           0          0
The Christopher A. Cole 2002
    Annuity Trust I                                  0           0           0          0
The Christopher K. Norton 2000
   Family Trust                                      0           0           0          0
The Christopher Palmisano 2000
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Christopher Palmisano
   Remainder Trust                                   0           0           0          0
The Christopher Ryan Tortora
   2000 Trust                                        0           0           0          0
The Cody J Smith 2000 Annuity
   Trust I                                           0           0           0          0
The Cody J Smith 2000 Family
   Trust                                             0           0           0          0
The Cody J Smith 2001 Annuity
   Trust I                                           0           0           0          0
The Cody J Smith 2002 Annuity
    Trust I                                          0           0           0          0
The Connie K. Duckworth 2000
   Annuity Trust I                                   0           0           0          0
The Connie K. Duckworth 2000
   Family Trust                                      0           0           0          0
The Corzine Blind Trust                              0           0           0          0
The Daniel Alexander Schwartz
   2000 Trust                                        0           0           0          0
The Daniel M. Neidich 2000
   Annuity Trust I                                   0           0           0          0
The Daniel M. Neidich 2001
   Annuity Trust I                                   0           0           0          0
The Daniel M. Neidich 2002
    Annuity Trust I                                  0           0           0          0
The Daniel W. Stanton 2000
   Annuity Trust I                                   0           0           0          0
The Daniel W. Stanton 2001
   Annuity Trust I                                   0           0           0          0
The Daniel W. Stanton 2002
    Annuity Trust I                                  0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Daniel W. Stanton II 2000
   Trust                                             0           0           0          0
The Danny O. Yee Trust                               0           0           0          0
The David B. Ford 2000 Annuity
   Trust DTD as of 6/16/2000      Pennsylvania       0           0           0          0
The David B. Ford 2001 Annuity
   Trust DTD as of 3/26/2001      Pennsylvania       0           0           0          0
The David B. Heller 2000
   Annuity Trust I                                   0           0           0          0
The David B. Heller 2000
   Family Trust                                      0           0           0          0
The David G. Lambert 2000
   Annuity Trust I                                   0           0           0          0
The David G. Lambert 2000
   Family Trust                                      0           0           0          0
The David G. Lambert 2001
   Annuity Trust I                                   0           0           0          0
The David G. Lambert 2002
    Annuity Trust I                                  0           0           0          0
The David L. Henle 2000
   Annuity Trust I                                   0           0           0          0
The David L. Henle 2000 Family
   Trust                                             0           0           0          0
The David L. Henle 2001
   Annuity Trust I                                   0           0           0          0
The David L. Henle 2002
    Annuity Trust I                                  0           0           0          0
The David M. Baum Family 2000
   Trust                           New Jersey        0           0           0          0
The David Viniar 2000 Annuity
   Trust I                                           0           0           0          0
The David Viniar 2001 Annuity
   Trust I                                           0           0           0          0
The David Viniar 2002 Annuity
    Trust I                                          0           0           0          0
The David W. Blood 2000
   Annuity Trust I                                   0           0           0          0
The David W. Blood 2001
   Annuity Trust I                                   0           0           0          0
The David W. Blood 2002
    Annuity Trust I                                  0           0           0          0
The Donald F. Textor 2000
   Annuity Trust I                                   0           0           0          0
The Donald F. Textor 2001
   Annuity Trust I                                   0           0           0          0
The Donald F. Textor 2002
    Annuity Trust I                                  0           0           0          0
The Douglas W. Kimmelman Trust                       0           0           0          0
The E. Gerald Corrigan 2001
   Annuity Trust I                                   0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The E. Gerald Corrigan 2002
    Annuity Trust I                                  0           0           0          0
The Eaddy Adele Kiernan 2000
    Trust                                            0           0           0          0
The Edward C. Forst 2000
   Annuity Trust I                                   0           0           0          0
The Edward C. Forst 2000
   Family Trust                                      0           0           0          0
The Edward C. Forst 2001
   Annuity Trust I                                   0           0           0          0
The Edward C. Forst 2002
    Annuity Trust I                                  0           0           0          0
The Edward Scott Mead 2000
   Annuity Trust I                                   0           0           0          0
The Edward Scott Mead 2001
   Annuity Trust I                                   0           0           0          0
The Edward Scott Mead 2001
   Trust                                             0           0           0          0
The Edward Scott Mead 2002
    Annuity Trust I                                  0           0           0          0
The Edward Spiegel 2002
    Annuity Trust I                                  0           0           0          0
Eff Warren Martin 2000
   Children's Trust                California        0           0           0          0
Eff Warren Martin 2000 Grantor
   Retained Annuity Trust          California        0           0           0          0
Eff Warren Martin 2001 Grantor
   Retained Annuity Trust          California        0           0           0          0
The Elana Brooke Spiegel 2000
    Trust                                            0           0           0          0
The Elizabeth Anne Corrigan
   2000 Trust                                        0           0           0          0
The Elizabeth H. Coulson 2000
   Trust                                             0           0           0          0
The Elizabeth L. Heller 2000
   Trust                                             0           0           0          0
The Elizabeth Lin Mead 2000
   Trust                                             0           0           0          0
The Elizabeth M. Stanton 2000
   Trust                                             0           0           0          0
The Elizabeth Steel 2000 Trust                       0           0           0          0
The Ellie Dorit Neustein 2000
   Trust                                             0           0           0          0
The Emily Austen Katz 2000
   Trust                                             0           0           0          0
The Emily Stecher 2000 Trust                         0           0           0          0
The Emma M.L. Mead 2000 Trust                        0           0           0          0
The Eric Fithian 2000 Trust                          0           0           0          0
The Eric Fithian 2000 Trust
The Erin Marie Tormondsen 2000
   Trust                                             0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Esta Eiger Stecher 2000
   Annuity Trust I                                   0           0           0          0
The Esta Eiger Stecher 2001
   Annuity Trust I                                   0           0           0          0
The Esta Eiger Stecher 2002
    Annuity Trust I                                  0           0           0          0
The Evans Trust                                      0           0           0          0
The Francis J. Ingrassia 2000
   Annuity Trust I                                   0           0           0          0
The Francis J. Ingrassia 2000
   Family Trust                                      0           0           0          0
The Francis J. Ingrassia 2001
   Annuity Trust I                                   0           0           0          0
The Francis J. Ingrassia 2002
    Annuity Trust I                                  0           0           0          0
The Frank L. Coulson III 2000
    Trust                                            0           0           0          0
The Fredric E. Steck 2000
   Annuity Trust I                                   0           0           0          0
The Fredric E. Steck 2000
   Family Trust                                      0           0           0          0
The Fredric E. Steck 2001
   Annuity Trust I                                   0           0           0          0
The Fredric E. Steck 2002
    Annuity Trust I                                  0           0           0          0
Gary D. Cohn 2000 Family Trust                       0           0           0          0
Gary D. Cohn 2000 GRAT                               0           0           0          0
The Gary Tolchin 2001 Family
   Trust                           New Jersey        0           0           0          0
The Gary Tolchin 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0          0
The Gary Tolchin 2002 Grantor
    Retained Annuity Trust                           0           0           0          0
The Gary W. Williams 2001 Trust                      0           0           0          0
The Gene Tiger Sykes 2001
   Annuity Trust I                                   0           0           0          0
The Gene Tiger Sykes 2001
   Family Trust                                      0           0           0          0
The Gene Tiger Sykes 2002
    Annuity Trust I                                  0           0           0          0
The Geoffrey T. Grant 2000
   Family Trust                                      0           0           0          0
The George H. Walker 2000
   Annuity Trust I                                   0           0           0          0
The George H. Walker 2000
   Family Trust                                      0           0           0          0
The George H. Walker 2001
   Annuity Trust I                                   0           0           0          0
The George H. Walker 2002
    Annuity Trust I                                  0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The George W. Wellde, Jr. 2000
   Annuity Trust I                                   0           0           0          0
The George W. Wellde, Jr. 2001
   Annuity Trust I                                   0           0           0          0
The George W. Wellde, Jr. 2002
    Annuity Trust I                                  0           0           0          0
The George William Wellde III
    2000 Trust                                       0           0           0          0
Ghez 2000 GRAT                                       0           0           0          0
Ghez 2000 Non-GST-Exempt Trust                       0           0           0          0
The Girish V. Reddy 2001 Trust                       0           0           0          0
The Girish V. Reddy Trust                            0           0           0          0
The Goldenberg 2000 Annuity
   Trust I                                           0           0           0          0
The Goldenberg 2000 Family
   Trust                                             0           0           0          0
The Greg M. Ostroff 2000
   Annuity Trust I                                   0           0           0          0
The Greg M. Ostroff 2000
   Family Trust                                      0           0           0          0
The Greg M. Ostroff 2001
   Annuity Trust I                                   0           0           0          0
The Gregory D. Cohen 2000 Trust                      0           0           0          0
The Gregory H. Zehner 2000
   Annuity Trust I                                   0           0           0          0
The Gregory H. Zehner 2000
   Family Trust                                      0           0           0          0
The Gregory K. Palm 2000
   Annuity Trust I                                   0           0           0          0
The Gregory K. Palm 2000
   Family Trust                                      0           0           0          0
The Gregory K. Palm 2001
   Annuity Trust I                                   0           0           0          0
The Gregory K. Palm 2002
    Annuity Trust I                                  0           0           0          0
The Guapulo Trust                    Jersey          0           0           0          0
The Harvey Silverman 2001
   Family Trust                                      0           0           0          0
The Harvey Silverman 2001
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Howard A. Silverstein 2000
   Annuity Trust I                                   0           0           0          0
The Howard A. Silverstein 2000
   Family Trust                                      0           0           0          0
The Howard A. Silverstein 2001
   Annuity Trust I                                   0           0           0          0
The Howard A. Silverstein 2002
    Annuity Trust I                                  0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Howard B. Schiller 2000
   Annuity Trust I                                   0           0           0          0
The Howard B. Schiller 2001
   Annuity Trust I                                   0           0           0          0
The Isabelle M.L. Mead 2000
   Trust                                             0           0           0          0
The J. David Rogers 2000
   Annuity Trust I                                   0           0           0          0
The J. David Rogers 2001
   Annuity Trust I                                   0           0           0          0
The J. David Rogers 2002
    Annuity Trust I                                  0           0           0          0
The James Alexander Mead 2000
   Trust                                             0           0           0          0
The James M. Sheridan Shares
    Trust                                            0           0           0          0
The James M. Sheridan Trust                          0           0           0          0
The James Nicholas Katz 2000
    Trust                                            0           0           0          0
James P. Riley, Jr. 2000
   Family Trust                                      0           0           0          0
James P. Riley, Jr. 2000 GRAT                        0           0           0          0
James P. Riley, Jr. 2001 GRAT                        0           0           0          0
The James P. Riley, Jr. 2002
    Family GST Trust                                 0           0           0          0
The Jason Kraus 2000 Trust             UK            0           0           0          0
The Jason William Tortora 2000
   Trust                                             0           0           0          0
The Jeffrey D. Witten 2000
    Trust                                            0           0           0          0
The Jennifer Lauren Alper 2000
    Trust                                            0           0           0          0
JG 2000 Trust                                        0           0           0          0
JG 2000 Trust (continuing
   trust)                                            0           0           0          0
JG 2001 GRAT                                         0           0           0          0
JG 2002 GRAT                                         0           0           0          0
The John A. Thain Trust                              0           0           0          0
The John J. Powers 2000 Family
    Trust                                            0           0           0          0
The John L. Townsend, III 2000
   Annuity Trust I                                   0           0           0          0
The John L. Townsend, III 2001
   Annuity Trust I                                   0           0           0          0
The John O. Downing 2000
   Annuity Trust I                                   0           0           0          0
The John O. Downing 2000
   Family Trust                                      0           0           0          0
The John O. Downing 2001
   Annuity Trust I                                   0           0           0          0
The John O. Downing 2002
    Annuity Trust I                                  0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8     ITEM 9      ITEM 10
                                  ORGANIZATION      SOLE      SHARED      SOLE        SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The John P. Curtin, Jr. 2000
   Annuity Trust I                                   0           0           0          0
The John P. Curtin, Jr. 2000
   Family Trust                                      0           0           0          0
The John P. Curtin, Jr. 2001
   Annuity Trust I                                   0           0           0          0
The John R. Tormondsen 2000
   Annuity Trust I                                   0           0           0          0
The John R. Tormondsen 2002
    Annuity Trust I                                  0           0           0          0
The John R. Tormondsen, Jr.
   2000 Trust                                        0           0           0          0
The John S. Weinberg 2000
   Annuity Trust I                                   0           0           0          0
The John S. Weinberg 2000
   Family Trust                                      0           0           0          0
The John S. Weinberg 2000
    Family Trust                                     0           0           0          0
The John S. Weinberg 2001
   Annuity Trust I                                   0           0           0          0
The John S. Weinberg 2002
    Annuity Trust I                                  0           0           0          0
The Jonathan G. Neidich 2000
   Trust                                             0           0           0          0
The Jonathan L. Cohen 2002
    Annuity Trust I                                  0           0           0          0
The Jonathan M. Lopatin 2000
   Annuity Trust I                                   0           0           0          0
The Jonathan M. Lopatin 2001
   Annuity Trust I                                   0           0           0          0
The Jonathan M. Lopatin 2002
   Annuity Trust I                                   0           0           0          0
The Jordan Viniar 2000 Trust                         0           0           0          0
The Joseph Della Rosa 2000
   Annuity Trust I                                   0           0           0          0
The Joseph Della Rosa 2000
   Family Trust                                      0           0           0          0
The Joseph Della Rosa 2001
   Annuity Trust I                                   0           0           0          0
The Joseph Della Rosa 2002
    Annuity Trust I                                  0           0           0          0
The Joseph H. Gleberman 2000
   Annuity Trust I                                   0           0           0          0
The Joseph H. Gleberman 2000
   Family Trust                                      0           0           0          0
The Joseph H. Gleberman 2001
   Annuity Trust I                                   0           0           0          0
The Karen Barlow Corrigan 2000
   Trust                                             0           0           0          0

                                     ITEM 6
                                    PLACE OF       ITEM 7     ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION      SOLE      SHARED       SOLE       SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS       POWER OF   POWER OF    POWER OF   POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Karen Rebecca Alper 2000
    Trust                                            0           0           0          0
The Karsten Moller & Barbara
   Kahn-Moller Trust                 Jersey          0           0           0          0
The Katherine A. M. Stanton
    2000 Trust                                       0           0           0          0
The Katheryn C. Coulson 2000
    Trust                                            0           0           0          0
The Kathryn Margaret Wellde
   2000 Trust                                        0           0           0          0
The Kelsey Fithian 2000 Trust                        0           0           0          0
The Kenneth Litzenberger 2000
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Kenneth Litzenberger
   Remainder Trust                                   0           0           0          0
The Kevin W. Kennedy 2000
   Annuity Trust I                                   0           0           0          0
The Kevin W. Kennedy 2000
   Family Trust                                      0           0           0          0
The Kevin W. Kennedy 2001
   Annuity Trust I                                   0           0           0          0
The Kevin W. Kennedy 2001
   Siblings Trust                                    0           0           0          0
The Kevin W. Kennedy 2002
    Annuity Trust I                                  0           0           0          0
The Kevin W. Kennedy 2002
    Annuity Trust II                                 0           0           0          0
The Kimberly Lynn Macaione
   2000 Trust                                        0           0           0          0
The Kimberly R. Textor 2000
    Trust                                            0           0           0          0
The Kipp M. Nelson Trust                             0           0           0          0
The Kuala Trust                      Jersey          0           0           0          0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                       0           0           0          0
The Lawrence R. Buchalter 2000
   Annuity Trust I                                   0           0           0          0
The Lawrence R. Buchalter 2000
    Family Trust                                     0           0           0          0
The Lawrence R. Buchalter 2001
   Annuity Trust I                                   0           0           0          0
Lawrence R. Buchalter 2002
   Annuity Trust I                                   0           0           0          0
The Lee G. Vance 2000 Annuity
   Trust I                                           0           0           0          0
The Lee G. Vance 2000 Family
   Trust                                             0           0           0          0
The Lee G. Vance 2001 Annuity
   Trust I                                           0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Lee G. Vance 2002 Annuity
    Trust I                                          0           0           0          0
The Leslie C. Tortora 2000
   Annuity Trust I                                   0           0           0          0
The Leslie C. Tortora 2001
   Annuity Trust I                                   0           0           0          0
The Leslie C. Tortora 2002
    Annuity Trust I                                  0           0           0          0
Lloyd C. Blankfein 2000 Family
   Trust                                             0           0           0          0
Lloyd C. Blankfein 2000 GRAT                         0           0           0          0
The Lloyd C. Blankfein 2001
   Annuity Trust I                                   0           0           0          0
The Louise Rice Townsend 2000
   Trust                                             0           0           0          0
M. Roch Hillenbrand Trust
   f/b/o C. Justin Hillenbrand     New Jersey        0           0           0          0
M. Roch Hillenbrand Trust
   f/b/o Molly D. Hillenbrand      New Jersey        0           0           0          0
The Mallory G. Neidich 2000
   Trust                                             0           0           0          0
The Marc A. Spilker 2000
    Family Trust                                     0           0           0          0
The Mark A. Zurack 2000
   Annuity Trust I                                   0           0           0          0
The Mark A. Zurack 2000 Family
   Trust                                             0           0           0          0
The Mark A. Zurack 2000 Issue
   Trust                                             0           0           0          0
The Mark A. Zurack 2001
   Annuity Trust I                                   0           0           0          0
The Mark A. Zurack 2002
    Annuity Trust I                                  0           0           0          0
Mark Dehnert Living Trust           Illinois         0           0           0          0
The Mark Schwartz 2000 Annuity
   Trust I                                           0           0           0          0
The Mark Schwartz 2001 Annuity
   Trust I                                           0           0           0          0
The Mark Tercek 2000 Annuity
   Trust I                                           0           0           0          0
The Mark Tercek 2000 Family
   Trust                                             0           0           0          0
The Mark Tercek 2001 Annuity
   Trust I                                           0           0           0          0
The Mark Tercek 2002 Annuity
    Trust I                                          0           0           0          0
Marks 2000                                           0           0           0          0
Marks 2000 (continuing trust)                        0           0           0          0
The Mary Agnes Reilly Kiernan
   2000 Trust                                        0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Mary Ann Casati Trust                            0           0           0          0
The Matthew D. Rogers 2000
   Trust                                             0           0           0          0
The Maya Bettina Linden 2000
    Trust                                            0           0           0          0
Melissa Jane Minehan 2001 Trust                      0           0           0          0
The Melissa Jane Minehan 2001
    Trust                                            0           0           0          0
The Merritt Moore Townsend
   2000 Trust                                        0           0           0          0
The Mesdag Family Trust             Delaware         0           0           0          0
The Michael A. Price 2000
   Annuity Trust I                                   0           0           0          0
The Michael A. Price 2000
   Family Trust                                      0           0           0          0
The Michael D. Ryan 2000
   Annuity Trust I                                   0           0           0          0
The Michael D. Ryan 2000
   Family Trust                                      0           0           0          0
The Michael D. Ryan 2001
   Annuity Trust I                                   0           0           0          0
The Michael J. Zamkow 2000
   Annuity Trust I                                   0           0           0          0
The Michael J. Zamkow 2000
   Family Trust                                      0           0           0          0
The Michael J. Zamkow 2001
   Annuity Trust I                                   0           0           0          0
The Michael J. Zamkow 2001
   Trust                                             0           0           0          0
The Michael J. Zamkow 2002
    Annuity Trust I                                  0           0           0          0
The Michael Stecher 2000 Trust                       0           0           0          0
The Milton R. Berlinski 2000
   Annuity Trust I                                   0           0           0          0
The Milton R. Berlinski 2001
   Annuity Trust I                                   0           0           0          0
The Milton R. Berlinski 2002
    Annuity Trust I                                  0           0           0          0
The Mossavar-Rahmani 2000
   Annuity Trust I                                   0           0           0          0
The Mossavar-Rahmani 2000
   Family Trust                                      0           0           0          0
Murphy 2000                                          0           0           0          0
Murphy 2000 (continuing trust)                       0           0           0          0
Murphy 2001 GRAT                                     0           0           0          0
The Natalie Cailyn Rogers 2000
   Trust                                             0           0           0          0
The Nicole Schiller 2000 Trust                       0           0           0          0
The Patrick J. Ward 2001 Trust                       0           0           0          0


                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Patrick Scire 2001 Family
   Trust                           New Jersey        0           0           0          0
The Patrick Scire 2001 Grantor
   Retained Annuity Trust          New Jersey        0           0           0          0
The Peter C. Gerhard 2000
   Annuity Trust I                                   0           0           0          0
The Peter C. Gerhard 2000
   Family Trust                                      0           0           0          0
The Peter C. Gerhard 2001
   Annuity Trust I                                   0           0           0          0
The Peter C. Gerhard 2002
    Annuity Trust I                                  0           0           0          0
The Peter D. Kiernan, III 2000
   Annuity Trust I                                   0           0           0          0
The Peter D. Kiernan, III 2001
   Annuity Trust I                                   0           0           0          0
The Peter D. Kiernan, III 2002
    Annuity Trust I                                  0           0           0          0
The Peter Kiernan IV 2000 Trust                      0           0           0          0
The Peter S. Kraus 2000
   Annuity Trust I                                   0           0           0          0
The Peter S. Kraus 2001
   Annuity Trust I                                   0           0           0          0
The Peter S. Kraus 2002
    Annuity Trust I                                  0           0           0          0
The Philip D. Murphy 2000
   Annuity Trust I                                   0           0           0          0
The Philip D. Murphy 2000
    Family Trust                                     0           0           0          0
The Philip D. Murphy 2001
   Annuity Trust I                                   0           0           0          0
The Philip Darivoff 2000
   Annuity Trust I                                   0           0           0          0
The Philip Darivoff 2001
   Annuity Trust I                                   0           0           0          0
The Philip Darivoff 2002
    Annuity Trust I                                  0           0           0          0
The Philip Darivoff 2002
    Family Trust                                     0           0           0          0
The Rachel M. Darivoff 2000
   Trust                                             0           0           0          0
The Ralph F. Rosenberg 2000
   Annuity Trust I                                   0           0           0          0
The Ralph F. Rosenberg 2000
    Family Trust                                     0           0           0          0
The Ralph F. Rosenberg 2001
   Annuity Trust I                                   0           0           0          0
The Ralph F. Rosenberg 2002
    Annuity Trust I                                  0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
Randal M. Fippinger-Millennium
   Trust                                             0           0           0          0
The Randolph L. Cowen 2000
   Family Trust                                      0           0           0          0
The Randy Frankel 2001 Family
   Trust                                             0           0           0          0
The Randy Frankel 2001 Grantor
   Retained Annuity Trust                            0           0           0          0
Rayas Trust                          Jersey          0           0           0          0
The Rebecca Viniar 2000 Trust                        0           0           0          0
The Richard A. Friedman 2000
   Annuity Trust I                                   0           0           0          0
The Richard A. Friedman 2000
   Family Trust                                      0           0           0          0
The Richard A. Sapp 2000
   Annuity Trust I                                   0           0           0          0
The Richard A. Sapp 2000
   Family Trust                                      0           0           0          0
The Richard A. Sapp 2001
   Annuity Trust I                                   0           0           0          0
The Richard E. Witten 2000
   Annuity Trust I                                   0           0           0          0
The Richard E. Witten 2001
   Annuity Trust I                                   0           0           0          0
The Richard E. Witten 2002
    Annuity Trust I                                  0           0           0          0
The Richard G. Sherlund 2000
   Annuity Trust I                                   0           0           0          0
The Richard G. Sherlund 2001
   Annuity Trust I                                   0           0           0          0
The Richard Hogan 2001 Family
   Trust                                             0           0           0          0
The Richard Hogan 2001 Grantor
   Retained Annuity Trust                            0           0           0          0
Robert A. Fippinger,
   Jr.-Millennium Trust                              0           0           0          0
The Robert B. Litterman 2000
   Annuity Trust I                                   0           0           0          0
The Robert B. Litterman 2000
   Family Trust                                      0           0           0          0
The Robert B. Litterman 2001
   Annuity Trust I                                   0           0           0          0
The Robert B. Litterman 2002
    Annuity Trust I                                  0           0           0          0
The Robert B. Morris III 2000
   Annuity Trust I                                   0           0           0          0
The Robert B. Morris III 2000
   Family Trust                                      0           0           0          0
The Robert B. Morris III 2001
   Annuity Trust I                                   0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Robert B. Morris III 2002
    Annuity Trust I                                  0           0           0          0
The Robert J. Hurst 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Hurst 2000
   Family Trust                                      0           0           0          0
The Robert J. Hurst 2001
   Annuity Trust I                                   0           0           0          0
The Robert J. Hurst 2002
    Annuity Trust I                                  0           0           0          0
The Robert J. Katz 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Katz 2001
   Annuity Trust I                                   0           0           0          0
The Robert J. Katz 2002
    Annuity Trust I                                  0           0           0          0
The Robert J. O'Shea 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. O'Shea 2000
   Family Trust                                      0           0           0          0
The Robert J. O'Shea 2001
   Annuity Trust I                                   0           0           0          0
The Robert J. O'Shea 2002
    Annuity Trust I                                  0           0           0          0
The Robert J. Pace 2000
   Annuity Trust I                                   0           0           0          0
The Robert J. Pace 2000 Family
   Trust                                             0           0           0          0
The Robert J. Pace 2001
   Annuity Trust I                                   0           0           0          0
The Robert K. Steel 2000
   Annuity Trust I                                   0           0           0          0
The Robert K. Steel 2001
   Annuity Trust I                                   0           0           0          0
The Robert K. Steel 2002
    Annuity Trust I                                  0           0           0          0
The Robert Luckow 2001 Family
    Trust                                            0           0           0          0
The Robert Luckow 2002 Grantor
    Retained Annuity Trust                           0           0           0          0
The Robin Neustein 2000
   Annuity Trust I                                   0           0           0          0
The Robin Neustein 2001
   Annuity Trust I                                   0           0           0          0
The Samantha Schiller 2000
   Trust                                             0           0           0          0
The Sarah B. Lopatin 2000 Trust                      0           0           0          0
The Sarah Delacy Kiernan 2000
   Trust                                             0           0           0          0
The Sarah M. Darivoff 2000
   Trust                                             0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Sarah Rose Berlinski 2000
   Trust                                             0           0           0          0
The Scott B. Kapnick 2000
   Annuity Trust I                                   0           0           0          0
The Scott B. Kapnick 2000
   Family Trust                                      0           0           0          0
The Scott B. Kapnick 2001
   Annuity Trust I                                   0           0           0          0
Scott M. Pinkus 2000 Family
   Trust                           New Jersey        0           0           0          0
Scott M. Pinkus 2000 GRAT          New Jersey        0           0           0          0
The Scott S. Prince Trust                            0           0           0          0
The Sharmin Mossavar-Rahmani
   2001 Annuity Trust I                              0           0           0          0
The Stephen M. Neidich 2000
   Trust                                             0           0           0          0
The Stephen Moss 2001
    Irrevocable Trust                                0           0           0          0
The Stephen Moss 2002 Grantor
    Retained Annuity Trust                           0           0           0          0
The Steven J. Wisch 2001
   Annuity Trust I                                   0           0           0          0
The Steven J. Wisch 2001
    Family Trust                                     0           0           0          0
The Steven J. Wisch 2002
    Annuity Trust I                                  0           0           0          0
The Steven M. Heller, Jr. 2000
   Trust                                             0           0           0          0
The Steven Starker 2001 Family
   Trust                                             0           0           0          0
The Steven Starker 2001
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Steven Starker 2002
    Grantor Retained Annuity
    Trust                                            0           0           0          0
The Steven T. Mnuchin 2000
   Annuity Trust I                                   0           0           0          0
The Steven T. Mnuchin 2000
   Family Trust                                      0           0           0          0
The Steven T. Mnuchin 2001
   Annuity Trust I                                   0           0           0          0
The Stuart Mark Rothenberg
   2000 Annuity Trust I                              0           0           0          0
The Stuart Mark Rothenberg
   2000 Family Trust                                 0           0           0          0
The Stuart Mark Rothenberg
   2001 Annuity Trust I                              0           0           0          0
The Stuart Mark Rothenberg
    2002 Annuity Trust I                             0           0           0          0
The Stuart Sternberg 2001
   Family Trust                                      0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
The Stuart Sternberg 2001
   Grantor Retained Annuity
   Trust                                             0           0           0          0
The Suzanne E. Cohen 2000 Trust                      0           0           0          0
The Terence M. O' Toole 2000
   Annuity Trust I                                   0           0           0          0
The Terence M. O' Toole 2000
   Family Trust                                      0           0           0          0
The Terence M. O' Toole 2001
   Annuity Trust I                                   0           0           0          0
The Tess Augusta Linden 2000
   Trust                                             0           0           0          0
The Thomas J. Healey 2001
   Annuity Trust                   New Jersey        0           0           0          0
The Thomas K. Montag 2000
   Annuity Trust I                                   0           0           0          0
The Thomas K. Montag 2000
   Family Trust                                      0           0           0          0
The Thomas K. Montag 2001
   Annuity Trust I                                   0           0           0          0
The Tracy Richard Wolstencroft
   2000 Annuity Trust I                              0           0           0          0
The Tracy Richard Wolstencroft
   2000 Family Trust                                 0           0           0          0
The Tracy Richard Wolstencroft
   2001 Annuity Trust I                              0           0           0          0
Trust for the benefit of David
   Ford, Jr. under Indenture
   of Trust B of David B. Ford
   dated 6/16/00                  Pennsylvania       0           0           0          0
Trust for the benefit of Jamie
   Ford under Indenture of
   Trust B of David B. Ford
   dated as of 6/16/00            Pennsylvania       0           0           0          0
Trust for the benefit of Megan
   H. Hagerty u/a DTD 3/26/01      New Jersey        0           0           0          0
Trust for the benefit of
   Thomas Jeremiah Healey u/a
   DTD 3/26/01                     New Jersey        0           0           0          0
Trust u/w James Kellogg III        New Jersey        0           0           0          0
The Unicorn Trust                      UK            0           0           0          0
Vyrona Trust                         Jersey          0           0           0          0
The William C. Sherlund 2000
   Trust                                             0           0           0          0
The William Keith Litzenberger
   2000 Grantor Retained
   Annuity Trust                                     0           0           0          0
The William Keith Litzenberger
   Remainder Trust                                   0           0           0          0
The Zachariah Cobrinik 2000
   Annuity Trust I                                   0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
Zachariah Cobrinik 2001
   Annuity Trust I                                   0           0           0          0
Zachariah Cobrinik 2001 Family
   Trust                                             0           0           0          0
The Zachariah Cobrinik Family
   2000 Trust                                        0           0           0          0





                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
PARTNERSHIPS
------------

ALS Investment Partners, L.P.       Delaware         0           0           0          0
Beech Associates, L.P.              Delaware         0           0           0          0
Bermuda Partners, L.P.              Delaware         0           0           0          0
Crestley, L.P.                      Delaware         0           0           0          0
EPG Associates, L.P.                                 0           0           0          0
Greenley Partners, L.P.             Delaware         0           0           0          0
Harris Capital Partners,
   Limited Partnership              Delaware         0           0           0          0
HEMPA Limited Partnership           Delaware         0           0           0          0
JSS Investment Partners, L.P.       Delaware         0           0           0          0
The Litzenberger Family
   Limited Partnership              Delaware         0           0           0          0
Mesdag Family Limited
   Partnership                      Delaware         0           0           0          0
Mijen Family Partnership            Illinois         0           0           0          0
Opatrny Investment Partners,
   L.P.                             Delaware         0           0           0          0
Rantz GS Investment Partners,
   L.P.                             Delaware         0           0           0          0
The Rizner Family Limited
   Partnership                      Illinois         0           0           0          0
Savitz Investment Partners,
   L.P.                             Delaware         0           0           0          0
Silverman Partners, L.P.            Delaware         0           0           0          0
Stone Gate GS Partners, L.P.        Delaware         0           0           0          0
Trott GS Investment Partners,
   L.P.                             Delaware         0           0           0          0
Tuft GS Investment Partners,
   L.P.                             Delaware         0           0           0          0
Ward Investment Partners, L.P.      Delaware         0           0           0          0
Windy Hill Investment Company
   II, L.P.                         Delaware         0           0           0          0
Winkelried Investment
   Partners, L.P.                   Delaware         0           0           0          0

                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
LIMITED LIABILITY COMPANIES
---------------------------

The Gary Tolchin Family LLC         Delaware         0           0           0          0
The James Coufos Family LLC         Delaware         0           0           0          0
The Lawrence Cohen Family LLC       Delaware         0           0           0          0
The Patrick Scire Family LLC        Delaware         0           0           0          0
The Rebecca Amitai Family LLC       Delaware         0           0           0          0
The Richard Hogan Family LLC        Delaware         0           0           0          0
The Stephen Levick Family LLC       Delaware         0           0           0          0
The Steven Starker Family LLC       Delaware         0           0           0          0
The Stuart Sternberg Family LLC     Delaware         0           0           0          0
The Thomas Gravina Family LLC       Delaware         0           0           0          0
The Todd Christie Family LLC        Delaware         0           0           0          0


                                     ITEM 6
                                    PLACE OF      ITEM 7      ITEM 8      ITEM 9     ITEM 10
                                  ORGANIZATION     SOLE       SHARED       SOLE      SHARED
                                   (NEW YORK       VOTING     VOTING   DISPOSITIVE  DISPOSITIVE
                                     UNLESS        POWER OF   POWER OF    POWER OF    POWER OF
            ITEM 1                 OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED  UNCOVERED
  NAMES OF REPORTING PERSONS       INDICATED)      SHARES     SHARES      SHARES      SHARES
----------------------------       ----------      ------     ------      ------      ------
CORPORATIONS
------------

Anahue Limited                       Jersey          0           0           0          0
Chambolle Limited                     Jersey          0           0           0          0
Guapulo Holdings Limited             Jersey          0           0           0          0
HJS2 Limited                     Cayman Islands      0           0           0          0
IAT Reinsurance Syndicate Ltd.      Bermuda          0           0           0          0
Anahue Limited                                       0           0           0          0
Majix Limited                        Jersey          0           0           0          0
Melalula Limited                     Jersey          0           0           0          0
RJG Holding Company              Cayman Islands      0           0           0          0
Robinelli Limited                    Jersey          0           0           0          0
Vyrona Holdings Limited              Jersey          0           0           0          0
Zurrah Limited                       Jersey          0           0           0          0

        This Amendment No. 25 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 25 is being filed primarily because, on April 15, 2002, certain Covered Persons (as defined below) have in the aggregate transferred shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

        This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

        (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

        According to the separate Schedules 13D and amendments thereto filed by SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), each of SMBC and KAA disposed of all of its shares of Common Stock on January 7, 2002. All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

        Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands;
(iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

        (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

        Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

        The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the combination of GS Inc. with SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

        The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and certain former direct and indirect owners of Hull, SLK and Jacobson to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending May 31, 2002, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 12,031,208 shares for all Covered Persons). These sales commenced during the week of March 25, 2002 and an aggregate of 4,201,503 Covered Shares had been sold as of April 15, 2002 as described in Annex E. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

        Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

        Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

        (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

        (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

        (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

        (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

        The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

        Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

        The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

        Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

        On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

        The Shareholders' Committee and, in the case of the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 12,031,208 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending May 31, 2002 under the Rule 144 Program described in Item 4 and in Annex C hereto (of which 4,201,503 Covered Shares had been sold as of April 15, 2002).

        In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

        In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

        Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

        The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

        The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

        Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

        The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

        Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

        In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

        In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

        In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

        Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

        GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

        In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

        Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

  Exhibit                                        Description
------------     ------------------------------------------------------------------------------
   A.            Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
                 Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the
                 "Initial Schedule 13D")).

   B.            Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File
                 No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   C.            Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                 333-74449) filed by The Goldman Sachs Group, Inc.).

   D.            Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

   E.            Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
                 December 17, 1999 (File No. 005-56295)).

   F.            Supplemental Registration Rights Instrument, dated as of December 10, 1999
                 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                 Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   G.            Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                 2000 (File No. 005-56295)).

   H.            Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to
                 Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                 005-56295)).

   I.            Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                 005-56295)).

   J.            Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
                 (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   K.            Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
                 (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   L.            Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D,
                 filed June 30, 2000 (File No. 005-56295)).

   M.            Form of Pledge Agreement for shareholders of non-U.S. corporations
                 (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial
                 Schedule 13D, filed June 30, 2000 (File No. 005-56295)).


  Exhibit                                        Description
------------     ------------------------------------------------------------------------------
  N.             Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the
                 Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  O.             Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                 (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.             Supplemental Registration Rights Instrument, dated as of June 19, 2000
                 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q.             Supplemental Registration Rights Instrument, dated as of July 31, 2000
                 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  R.             Underwriting Agreement (U.S. Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  S.             Underwriting Agreement (International Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  T.             Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000
                 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial
                 Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  U.             Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No.
                 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

  V.             Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

  W.             Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                 Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  X.             Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment
                 No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                 005-56295)).

  Y.             Supplemental Registration Rights Instrument, dated as of December 21, 2000
                 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                 Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  Z.             Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to
                 Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No.
                 005-56295)).

  Exhibit                                        Description
------------     ------------------------------------------------------------------------------
  AA.            Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
                 Jacobson Covered Person (incorporated by  reference to Exhibit CC to Amendment
                 No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

  BB.            Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October
                 30, 2001 (File No. 005-56295)).

  CC.            Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed
                 October 30, 2001 (File No. 005-56295)).

  DD.            Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common
                 Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File
                 No. 005-56295)).

  EE.            Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common
                 Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File
                 No. 005-56295)).

  FF.            Supplemental Registration Rights Instrument, dated as of December 21, 2001
                 (incorporated by reference to Exhibit 4.4 to the registration statement on
                 Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)

                                                                         ANNEX A




    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


---------------------------------------------------------------------------------------------
                                                               CONVICTIONS
                                                              OR VIOLATIONS      BENEFICIAL
                                                              OF FEDERAL OR     OWNERSHIP OF
                                                                STATE LAWS       THE COMMON
                                                                WITHIN THE      STOCK OF THE
                              BUSINESS          PRESENT         LAST FIVE      GOLDMAN SACHS
    NAME      CITIZENSHIP      ADDRESS         EMPLOYMENT         YEARS         GROUP, INC.
---------------------------------------------------------------------------------------------
Steven M.         USA      85 Broad Street  Managing               None       Covered Person,
Bunson                     New York, NY     Director, The                     so ownership is
                           10004            Goldman Sachs                     as set forth in
                                            Group, Inc.                       or incorporated
                                                                              into Item 5
                                                                              above.
---------------------------------------------------------------------------------------------
Russell E.        USA      85 Broad Street  Managing               None       Covered Person,
Makowsky                   New York, NY     Director, The                     so ownership is
                           10004            Goldman Sachs                     as set forth in
                                            Group, Inc.                       or incorporated
                                                                              into Item 5
                                                                              above.
---------------------------------------------------------------------------------------------
Michael H.        UK       26 New Street,   Partner,               None       None
Richardson                 St. Helier,      Bedell Cristin
                           Jersey,
                           JE4 3RA
---------------------------------------------------------------------------------------------
John D.           UK       Victoria Hall    Vice President/        None       None
Amaral                     11 Victoria St.  Account Manager,
                           Hamilton HM11    J&H Marsh &
                           Bermuda          McLennan
---------------------------------------------------------------------------------------------
Marguerite        USA      120 Broadway     Vice President,        None       None
R. Gorman                  New York, NY     Spear, Leeds &
                           10271            Kellogg, L.P.

---------------------------------------------------------------------------------------------
Richard D.        UK       41 Cedar Avenue  Partner,               None       None
Spurling                   Hamilton HM12    Appleby,
                           Bermuda          Spurling & Kempe
---------------------------------------------------------------------------------------------

                                                                         ANNEX B



ITEMS 2(D)
  AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4.     PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ended May 31, 2002, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through April 15, 2002 (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

---------------------------------------------------------
COVERED PERSON                        NUMBER OF SHARES
---------------------------------------------------------
Bradley I. Abelow                            21,311
---------------------------------------------------------
Paul M. Achleitner                          112,201
---------------------------------------------------------
Andrew M. Alper                              15,000
---------------------------------------------------------
Armen A. Avanessians                         35,000
---------------------------------------------------------
Christopher A. Bates                          7,898
---------------------------------------------------------
David M. Baum                                21,438
---------------------------------------------------------
Frank A. Bednarz                              1,453
---------------------------------------------------------
Milton R. Berlinski                          36,000
---------------------------------------------------------
Lloyd C. Blankfein                          100,000
---------------------------------------------------------
David W. Blood                               78,936
---------------------------------------------------------
Peter L. Briger, Jr.                         50,581
---------------------------------------------------------
Richard J. Bronks                            23,869
---------------------------------------------------------
Lawrence R. Buchalter                        37,617
---------------------------------------------------------
Andrew Cader                                200,000
---------------------------------------------------------
Michael J. Carr                              28,138
---------------------------------------------------------
Christopher J. Carrera                       23,000
---------------------------------------------------------
Mark Carroll                                  2,572
---------------------------------------------------------
Mary Ann Casati                              17,000
---------------------------------------------------------
Mark A. Castellano                           92,484
---------------------------------------------------------
Andrew A. Chisholm                           23,690
---------------------------------------------------------
Todd J. Christie                             48,059
---------------------------------------------------------
Zachariah Cobrinik                           36,184
---------------------------------------------------------
Lawrence A. Cohen                            45,661
---------------------------------------------------------
Abby Joseph Cohen                            10,000
---------------------------------------------------------
Gary D. Cohn                                 66,065
---------------------------------------------------------
Christopher A. Cole                          40,000
---------------------------------------------------------
William Connell                               3,049
---------------------------------------------------------
Carlos A. Cordeiro                           75,000
---------------------------------------------------------
E. Gerald Corrigan                           30,000
---------------------------------------------------------
Henry Cornell                                81,273
---------------------------------------------------------
James A. Coufos                              20,000
---------------------------------------------------------
Frank L. Coulson, Jr.                        89,704
---------------------------------------------------------
Randolph L. Cowen                            20,000
---------------------------------------------------------
Philip M. Darivoff                           22,781
---------------------------------------------------------
Timothy D. Dattels                           43,848
---------------------------------------------------------
Gavyn Davies                                 25,000
---------------------------------------------------------
David A. Dechman                             22,417
---------------------------------------------------------
Paul C. Deighton                             75,204
---------------------------------------------------------
Robert V. Delaney, Jr.                       30,000
---------------------------------------------------------
Joseph Della Rosa                            68,818
---------------------------------------------------------
Neil V. DeSena                               19,098
---------------------------------------------------------

---------------------------------------------------------
COVERED PERSON                        NUMBER OF SHARES
---------------------------------------------------------
Alexander C. Dibelius                         8,000
---------------------------------------------------------
Stephen J. DiLascio                          13,228
---------------------------------------------------------
John O. Downing                              45,000
---------------------------------------------------------
Connie K. Duckworth                          55,292
---------------------------------------------------------
C. Steven Duncker                            53,434
---------------------------------------------------------
Gordon E. Dyal                               37,983
---------------------------------------------------------
Glenn P. Earle                               42,627
---------------------------------------------------------
Paul S. Efron                                23,599
---------------------------------------------------------
Aubrey Ellis, Jr.                             3,200
---------------------------------------------------------
Pieter Maarten Feenstra                      26,900
---------------------------------------------------------
Lawton W. Fitt                               50,000
---------------------------------------------------------
David B. Ford                                88,469
---------------------------------------------------------
Edward C. Forst                              21,489
---------------------------------------------------------
Randy W. Frankel                            100,000
---------------------------------------------------------
Richard A. Friedman                         125,000
---------------------------------------------------------
Joseph D. Gatto                              30,000
---------------------------------------------------------
Peter C. Gerhard                             71,118
---------------------------------------------------------
Nomi P. Ghez                                 68,957
---------------------------------------------------------
Joseph H. Gleberman                          83,399
---------------------------------------------------------
Jeffrey B. Goldenberg                        15,000
---------------------------------------------------------
Jacob D. Goldfield                           74,655
---------------------------------------------------------
Gary F. Goldring                            150,000
---------------------------------------------------------
Andrew M. Gordon                             25,000
---------------------------------------------------------
Thomas J. Gravina                            22,421
---------------------------------------------------------
Eric P. Grubman                              25,000
---------------------------------------------------------
Edward S. Gutman                             12,432
---------------------------------------------------------
Joseph D. Gutman                             20,000
---------------------------------------------------------
Robert S. Harrison                           40,000
---------------------------------------------------------
Thomas J. Healey                             46,123
---------------------------------------------------------
David R. Heinz                                3,312
---------------------------------------------------------
David B. Heller                              50,000
---------------------------------------------------------
David L. Henle                               15,000
---------------------------------------------------------
Mary C. Henry                                43,934
---------------------------------------------------------
Robert E. Higgins                           223,369
---------------------------------------------------------
M. Roch Hillenbrand                          20,000
---------------------------------------------------------
Jacquelyn M. Hoffman-Zehner                  33,706
---------------------------------------------------------
Richard R. Hogan                             50,000
---------------------------------------------------------
Fern Hurst                                   27,378
---------------------------------------------------------
Robert J. Hurst                              80,000
---------------------------------------------------------
Francis J. Ingrassia                         51,002
---------------------------------------------------------
Timothy J. Ingrassia                         25,318
---------------------------------------------------------
James A. Jacobson                            20,000
---------------------------------------------------------
Arthur L. Jacobson, Jr.                       5,000
---------------------------------------------------------
Stefan J. Jentzsch                           27,265
---------------------------------------------------------
Chansoo Joung                                30,000
---------------------------------------------------------
Ann F. Kaplan                                79,006
---------------------------------------------------------
Barry A. Kaplan                              32,280
---------------------------------------------------------
Robert J. Katz                              113,046
---------------------------------------------------------
Peter R. Kellogg                             24,000
---------------------------------------------------------
Kevin W. Kennedy                            100,000
---------------------------------------------------------
William J. Kenney                            34,013
---------------------------------------------------------

---------------------------------------------------------
COVERED PERSON                        NUMBER OF SHARES
---------------------------------------------------------
Douglas W. Kimmelman                         15,000
---------------------------------------------------------
Bradford C. Koenig                           38,615
---------------------------------------------------------
Jonathan L. Kolatch                          51,158
---------------------------------------------------------
Philip J. Kopp III                            5,290
---------------------------------------------------------
Peter S. Kraus                               70,967
---------------------------------------------------------
David G. Lambert                             32,884
---------------------------------------------------------
Thomas D. Lasersohn                           5,000
---------------------------------------------------------
Anthony D. Lauto                             23,533
---------------------------------------------------------
Stephen M. Levick                            18,191
---------------------------------------------------------
Matthew G. L'Heureux                         25,739
---------------------------------------------------------
Robert Litterman                             46,116
---------------------------------------------------------
Robert H. Litzenberger                       17,005
---------------------------------------------------------
Jonathan M. Lopatin                          36,791
---------------------------------------------------------
Michael R. Lynch                             60,000
---------------------------------------------------------
Peter G.C. Mallinson                         60,000
---------------------------------------------------------
Arthur S. Margulis, Jr.                      10,000
---------------------------------------------------------
Ronald G. Marks                              41,519
---------------------------------------------------------
Nicholas L. Marovich                          6,250
---------------------------------------------------------
Eff W. Martin                                68,056
---------------------------------------------------------
David J. Mastrocola                          40,000
---------------------------------------------------------
John P. McNulty                             118,210
---------------------------------------------------------
Sanjeev K. Mehra                             31,823
---------------------------------------------------------
T. Willem Mesdag                             72,730
---------------------------------------------------------
Eric M. Mindich                              50,000
---------------------------------------------------------
Steven T. Mnuchin                            90,656
---------------------------------------------------------
Masanori Mochida                            113,005
---------------------------------------------------------
Karsten N. Moller                            45,310
---------------------------------------------------------
Thomas K. Montag                             80,000
---------------------------------------------------------
Robert B. Morris III                         83,308
---------------------------------------------------------
R. Scott Morris                               2,000
---------------------------------------------------------
Sharmin Mossavar-Rahmani                    100,000
---------------------------------------------------------
Edward A. Mule                               60,000
---------------------------------------------------------
Timothy R. Mullen                           150,000
---------------------------------------------------------
Philip D. Murphy                            100,000
---------------------------------------------------------
Thomas S. Murphy, Jr.                        15,000
---------------------------------------------------------
Avi M. Nash                                  10,000
---------------------------------------------------------
Daniel M. Neidich                            96,504
---------------------------------------------------------
Kipp M. Nelson                               48,218
---------------------------------------------------------
Robin Neustein                              100,000
---------------------------------------------------------
Suzanne M. Nora Johnson                     104,261
---------------------------------------------------------
Michael E. Novogratz                         21,355
---------------------------------------------------------
Terence J. O'Neill                           86,510
---------------------------------------------------------
Timothy J. O'Neill                           91,393
---------------------------------------------------------
Donald C. Opatrny, Jr.                       85,492
---------------------------------------------------------
Robert J. O'Shea                             71,977
---------------------------------------------------------
Greg M. Ostroff                              16,338
---------------------------------------------------------
Terence M. O'Toole                          100,000
---------------------------------------------------------
Robert J. Pace                               17,185
---------------------------------------------------------
Bryant F. Pantano                             5,000
---------------------------------------------------------
Scott M. Pinkus                              88,585
---------------------------------------------------------
Timothy C. Plaut                             52,056
---------------------------------------------------------

---------------------------------------------------------
COVERED PERSON                        NUMBER OF SHARES
---------------------------------------------------------
Wiet H.M. Pot                                65,143
---------------------------------------------------------
John J. Powers                               30,000
---------------------------------------------------------
Michael A. Price                             25,000
---------------------------------------------------------
Scott Prince                                 19,000
---------------------------------------------------------
Stephen D. Quinn                             50,000
---------------------------------------------------------
Michael G. Rantz                             44,511
---------------------------------------------------------
James P. Riley, Jr.                          81,347
---------------------------------------------------------
Simon M. Robertson                           60,000
---------------------------------------------------------
J. David Rogers                              96,210
---------------------------------------------------------
Emmanuel Roman                               25,099
---------------------------------------------------------
Ralph F. Rosenberg                           18,123
---------------------------------------------------------
Stuart M. Rothenberg                         35,000
---------------------------------------------------------
Michael S. Rubinoff                          22,742
---------------------------------------------------------
Richard M. Ruzika                            22,911
---------------------------------------------------------
Jeri Lynn Ryan                               13,409
---------------------------------------------------------
John C. Ryan                                 25,000
---------------------------------------------------------
Michael D. Ryan                              15,000
---------------------------------------------------------
Richard C. Salvadore                         48,351
---------------------------------------------------------
Richard A. Sapp                             100,000
---------------------------------------------------------
Joseph Sassoon                               74,827
---------------------------------------------------------
Tsutomu Sato                                 29,848
---------------------------------------------------------
Muneer A. Satter                             40,583
---------------------------------------------------------
Jonathan S. Savitz                           13,691
---------------------------------------------------------
Peter Savitz                                 37,073
---------------------------------------------------------
Howard B. Schiller                           51,886
---------------------------------------------------------
Antoine Schwartz                             29,082
---------------------------------------------------------
Eric S. Schwartz                             80,960
---------------------------------------------------------
Mark Schwartz                               100,000
---------------------------------------------------------
Patrick P. Scire                             65,917
---------------------------------------------------------
Charles B. Seelig, Jr.                       84,458
---------------------------------------------------------
Steven M. Shafran                            34,310
---------------------------------------------------------
Richard S. Sharp                            125,378
---------------------------------------------------------
James M. Sheridan                            41,887
---------------------------------------------------------
Richard G. Sherlund                          52,314
---------------------------------------------------------
Harvey Silverman                             47,863
---------------------------------------------------------
Howard A. Silverstein                        20,000
---------------------------------------------------------
Dinakar Singh                                23,424
---------------------------------------------------------
Christian J. Siva-Jothy                      24,000
---------------------------------------------------------
Cody J. Smith                                43,000
---------------------------------------------------------
Jonathan S. Sobel                            23,019
---------------------------------------------------------
Marc A. Spilker                              42,234
---------------------------------------------------------
Daniel W. Stanton                            60,000
---------------------------------------------------------
Steven R. Starker                            71,004
---------------------------------------------------------
Esta E. Stecher                              38,088
---------------------------------------------------------
Fredric E. Steck                             40,000
---------------------------------------------------------
Cathrine S. Steck                            18,743
---------------------------------------------------------
Robert K. Steel                             100,000
---------------------------------------------------------
Gene T. Sykes                                75,000
---------------------------------------------------------
Mark R. Tercek                               38,503
---------------------------------------------------------
Donald F. Textor                             47,400
---------------------------------------------------------
Gary S. Tolchin                              59,693
---------------------------------------------------------
Brian J. Toolan                              26,491
---------------------------------------------------------

---------------------------------------------------------
COVERED PERSON                        NUMBER OF SHARES
---------------------------------------------------------
John R. Tormondsen                           35,000
---------------------------------------------------------
Leslie C. Tortora                            86,978
---------------------------------------------------------
John L. Townsend III                         78,760
---------------------------------------------------------
Byron D. Trott                               45,000
---------------------------------------------------------
Robert B. Tudor III                          20,000
---------------------------------------------------------
Thomas E. Tuft                               49,661
---------------------------------------------------------
Malcolm B. Turnbull*                         25,032
---------------------------------------------------------
John E. Urban                                19,217
---------------------------------------------------------
Lee G. Vance                                 55,267
---------------------------------------------------------
David A. Viniar                              89,000
---------------------------------------------------------
Barry S. Volpert                            100,000
---------------------------------------------------------
George H. Walker IV                          21,549
---------------------------------------------------------
Peter A. Weinberg                           182,235
---------------------------------------------------------
George W. Wellde, Jr.                        60,000
---------------------------------------------------------
Anthony G. Williams                          81,429
---------------------------------------------------------
Kendrick R. Wilson III                       20,000
---------------------------------------------------------
Jon Winkelried                               50,000
---------------------------------------------------------
Steven J. Wisch                              42,277
---------------------------------------------------------
Richard E. Witten                            94,879
---------------------------------------------------------
Tracy R. Wolstencroft                        74,122
---------------------------------------------------------
Yasuyo Yamazaki                              28,344
---------------------------------------------------------
Danny O. Yee                                 50,262
---------------------------------------------------------
Yoel Zaoui                                   19,239
---------------------------------------------------------
Gregory H. Zehner                            37,178
---------------------------------------------------------
Alphone Zenna                                25,006
---------------------------------------------------------
Joseph R. Zimmel                            103,611
---------------------------------------------------------
Mark A. Zurack                               41,368
---------------------------------------------------------

---------------------------------------------------------
TRUSTS
---------------------------------------------------------
120 Broadway Partners                        33,000
---------------------------------------------------------
Anahue Trust                                 10,196
---------------------------------------------------------
The Edward Scott Mead 2001 Trust             25,000
---------------------------------------------------------
The Gary W. Williams 2001 Trust              70,000
---------------------------------------------------------
The Girish V. Reddy 2001 Trust               21,674
---------------------------------------------------------
Mark Dehnert Living Trust                     5,000
---------------------------------------------------------
The Michael J. Zamkow 2001 Trust             50,000
---------------------------------------------------------
The Patrick J. Ward 2001 Trust               96,157
---------------------------------------------------------
Trust u/w James Kellogg III                  39,000
---------------------------------------------------------
The Unicorn Trust                            36,774
---------------------------------------------------------
A.C. Trust                                   12,161
---------------------------------------------------------
The Beller/Moses Trust                       45,188
---------------------------------------------------------

---------------------------------------------------------
PARTNERSHIPS
---------------------------------------------------------
Bermuda Partners, L.P.                       18,000
---------------------------------------------------------
Mijen Family Partnership                     16,764
---------------------------------------------------------
The Rizner Family Limited
Partnership                                  11,124
---------------------------------------------------------
Silverman Partners, L.P.                     42,498
---------------------------------------------------------

---------------------------------------------------------

----------
*   Includes shares held by a corporation wholly owned by the Covered Person.

---------------------------------------------------------
COVERED PERSON                        NUMBER OF SHARES
---------------------------------------------------------
CORPORATIONS
---------------------------------------------------------
Guapulo Holdings Limited                     53,947
---------------------------------------------------------
HJS2 Limited                                  5,000
---------------------------------------------------------
Melalula Limited                             89,599
---------------------------------------------------------
Robinelli Limited                            30,000
---------------------------------------------------------
RJG Holding Company**                        36,398
---------------------------------------------------------
Vyrona Holdings Limited                      98,501
---------------------------------------------------------

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
             SCHEDULE 13D



The following sales of shares of Common Stock were made by the following Covered Person through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

 --------------------------------------------------------------------------------------
 COVERED PERSON                    TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              March 27, 2002           105,000           $89.72
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              March 28, 2002           130,000            90.37
 --------------------------------------------------------------------------------------
 Jaime E. Yordan                 March 28, 2002             5,000            90.51
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              April 1, 2002             17,000            88.97
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              April 3, 2002             23,000            87.58
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              April 4, 2002             65,000            87.07
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              April 5, 2002             54,700            87.45
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              April 8, 2002            100,000            86.07
 --------------------------------------------------------------------------------------
 Reuben Jeffery III              April 12, 2002            25,000            82.46
 --------------------------------------------------------------------------------------

The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

 --------------------------------------------------------------------------------------
 COVERED PERSON                    TRADE DATE      NUMBER OF SHARES   PRICE PER SHARE
 --------------------------------------------------------------------------------------
   Mark D. Ettenger              March 27, 2002           3,723           $89.14
 --------------------------------------------------------------------------------------
   Jana Hale Doty                March 27, 2002             442            89.14
 --------------------------------------------------------------------------------------
   Daniel B. O'Rourke            March 27, 2002             111            89.14
 --------------------------------------------------------------------------------------
   Daniel B. O'Rourke            March 27, 2002             803            89.14
 --------------------------------------------------------------------------------------
   Evan W. Siddall               March 27, 2002             400            89.14
 --------------------------------------------------------------------------------------
   Richard P. Simon              March 27, 2002           1,000            89.14
 --------------------------------------------------------------------------------------
   Kevin A. Quinn                March 28, 2002           1,000            90.24
 --------------------------------------------------------------------------------------
   W. Thomas York, Jr.           March 28, 2002           1,340            90.24
 --------------------------------------------------------------------------------------
   Susan R. Leadem                April 1, 2002           1,257            88.50
 --------------------------------------------------------------------------------------
   Susan R. Leadem                April 1, 2002             870            88.50
 --------------------------------------------------------------------------------------
   Joel D. Ospa                   April 1, 2002           1,000            88.50
 --------------------------------------------------------------------------------------
   Anthony J. Leitner             April 2, 2002             100            87.67
 --------------------------------------------------------------------------------------
   Adam P. Barrett                April 4, 2002           1,200            86.37
 --------------------------------------------------------------------------------------
   Steven D. Pruett               April 4, 2002             700            86.37
 --------------------------------------------------------------------------------------
   Steven D. Pruett               April 4, 2002           1,448            86.37
 --------------------------------------------------------------------------------------
   Elizabeth V. Camp              April 9, 2002             336            86.06
 --------------------------------------------------------------------------------------
   Earl S. Enzer                  April 9, 2002             616            86.06
 --------------------------------------------------------------------------------------
   P. Sheridan Schechner         April 10, 2002             500            84.80
 --------------------------------------------------------------------------------------
   William L. Jacob III          April 12, 2002             910            81.68
 --------------------------------------------------------------------------------------

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

 -----------------------------------------------------------------------------------------------
                             ACQUISITION
                                  OR          TRANSACTION
 COVERED PERSON              DISPOSITION          DATE       NUMBER OF SHARES   PRICE PER SHARE
 -----------------------------------------------------------------------------------------------
 Thomas J. McAdam            Acquisition     March 28, 2002           1               $90.25
 -----------------------------------------------------------------------------------------------
 Thomas J. McAdam            Acquisition     April 15, 2002           1                81.60
 -----------------------------------------------------------------------------------------------


RULE 144 PROGRAM

Commencing on March 27, 2002, the Covered Persons listed in Table I below sold an aggregate of 4,201,503 Covered Shares under the Rule 144 Program referred to in Item 4 above through April 15, 2002. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

   Table I

              --------------------------------------------------------------------
                                                  SHARES SOLD     TOTAL SHARES
                                                      EACH         SOLD ON ALL
                        COVERED PERSON            TRADING DAY     TRADING DAYS
              --------------------------------------------------------------------
              Bradley I. Abelow**                          735              6,615
              --------------------------------------------------------------------
              Paul M. Achleitner                         3,869             50,297
              --------------------------------------------------------------------
              Andrew M. Alper**                            517              4,653
              --------------------------------------------------------------------
              Armen A. Avanessians**                     1,207             10,863
              --------------------------------------------------------------------
              Christopher A. Bates                         272              3,536
              --------------------------------------------------------------------
              David M. Baum                                739              9,607
              --------------------------------------------------------------------
              Lloyd C. Blankfein***                      3,448              3,448
              --------------------------------------------------------------------
              David W. Blood***                          2,722              2,722
              --------------------------------------------------------------------
              Richard J. Bronks                            823             10,699
              --------------------------------------------------------------------
              Lawrence R. Buchalter**                    1,297             11,673
              --------------------------------------------------------------------
              Andrew Cader                               6,897             89,661
              --------------------------------------------------------------------
              Michael J. Carr                              970             12,610
              --------------------------------------------------------------------
              Christopher J. Carrera                       793             10,309
              --------------------------------------------------------------------
              Mark Carroll                                  89              1,157
              --------------------------------------------------------------------
              Mary Ann Casati                              586              7,618
              --------------------------------------------------------------------
              Mark A. Castellano**                       3,189             28,701
              --------------------------------------------------------------------
              Andrew A. Chisholm**                         817              7,353
              --------------------------------------------------------------------
              Todd J. Christie**                         1,657             14,913
              --------------------------------------------------------------------
              Zachariah Cobrinik                         1,248             16,224
              --------------------------------------------------------------------
              Lawrence A. Cohen                          1,575             20,475
              --------------------------------------------------------------------
              Gary D. Cohn**                             2,278             20,502
              --------------------------------------------------------------------
              Christopher A. Cole                        1,379             17,927
              --------------------------------------------------------------------
              William Connell***                           105                105
              --------------------------------------------------------------------
              Carlos A. Cordeiro                         2,586             33,618
              --------------------------------------------------------------------
              Henry Cornell**                            2,803             25,227
              --------------------------------------------------------------------
              E. Gerald Corrigan                         1,034             13,442
              --------------------------------------------------------------------

              --------------------------------------------------------------------
                                                  SHARES SOLD     TOTAL SHARES
                                                      EACH         SOLD ON ALL
                        COVERED PERSON            TRADING DAY     TRADING DAYS
              --------------------------------------------------------------------
              James A. Coufos**                            690              6,210
              --------------------------------------------------------------------
              Frank L. Coulson, Jr.                      3,093             40,209
              --------------------------------------------------------------------
              Randolph L. Cowen**                          690              6,210
              --------------------------------------------------------------------
              Philip M. Darivoff***                        786                786
              --------------------------------------------------------------------
              Timothy D. Dattels                         1,512             19,656
              --------------------------------------------------------------------
              Gavyn Davies**                               862              7,758
              --------------------------------------------------------------------
              David A. Dechman                             773             10,049
              --------------------------------------------------------------------
              Paul C. Deighton                           2,593             33,709
              --------------------------------------------------------------------
              Joseph Della Rosa                          2,373             30,849
              --------------------------------------------------------------------
              Neil V. Desena                               659              8,567
              --------------------------------------------------------------------
              Alexander C. Dibelius**                      276              2,484
              --------------------------------------------------------------------
              Stephen J. Dilascio                          456              5,928
              --------------------------------------------------------------------
              John O. Downing**                          1,552             13,968
              --------------------------------------------------------------------
              Connie K. Duckworth                        1,907             24,791
              --------------------------------------------------------------------
              C. Steven Duncker                          1,843             23,959
              --------------------------------------------------------------------
              Gordon E. Dyal**                           1,310             11,790
              --------------------------------------------------------------------
              Glenn P. Earle                             1,470             19,110
              --------------------------------------------------------------------
              Paul S. Efron**                              814              7,326
              --------------------------------------------------------------------
              Lawton W. Fitt                             1,724             22,412
              --------------------------------------------------------------------
              David B. Ford                              3,051             39,663
              --------------------------------------------------------------------
              Edward C. Forst**                            741              6,669
              --------------------------------------------------------------------
              Randy W. Frankel                           3,448             44,824
              --------------------------------------------------------------------
              Richard A. Friedman                        4,310             56,030
              --------------------------------------------------------------------
              Joseph D. Gatto***                         1,034              1,034
              --------------------------------------------------------------------
              Peter C. Gerhard                           2,452             31,876
              --------------------------------------------------------------------
              Nomi P. Ghez***                            2,378              2,378
              --------------------------------------------------------------------
              Joseph H. Gleberman                        2,876             37,388
              --------------------------------------------------------------------
              Jacob D. Goldfield**                       2,574             23,166
              --------------------------------------------------------------------
              Gary F. Goldring                           5,172             67,236
              --------------------------------------------------------------------
              Andrew M. Gordon**                           862              7,758
              --------------------------------------------------------------------
              Thomas J. Gravina                            773             10,049
              --------------------------------------------------------------------
              Eric P. Grubman**                            862              7,758
              --------------------------------------------------------------------
              Edward S. Gutman***                          429                429
              --------------------------------------------------------------------
              Joseph D. Gutman                             690              8,970
              --------------------------------------------------------------------
              Robert S. Harrison                         1,379             17,927
              --------------------------------------------------------------------
              Thomas J. Healey                           1,590             20,670
              --------------------------------------------------------------------
              David Heinz***                               114                114
              --------------------------------------------------------------------
              David B. Heller                            1,724             22,412
              --------------------------------------------------------------------
              Mary C. Henry                              1,515             19,695
              --------------------------------------------------------------------
              M. Roch Hillenbrand                          690              8,970
              --------------------------------------------------------------------
              Jacquelyn M. Hoffman-Zehner                1,162             15,106
              --------------------------------------------------------------------
              Richard R. Hogan**                         1,724             15,516
              --------------------------------------------------------------------
              Robert J. Hurst                            2,759             35,867
              --------------------------------------------------------------------
              Fern K. Hurst**                              944              8,496
              --------------------------------------------------------------------
              Francis J. Ingrassia                       1,759             22,867
              --------------------------------------------------------------------
              Timothy J. Ingrassia                         873             11,349
              --------------------------------------------------------------------
              James A. Jacobson**                          690              6,210
              --------------------------------------------------------------------
              Stefan J. Jentzsch***                        940                940
              --------------------------------------------------------------------

              --------------------------------------------------------------------
                                                  SHARES SOLD     TOTAL SHARES
                                                      EACH         SOLD ON ALL
                        COVERED PERSON            TRADING DAY     TRADING DAYS
              --------------------------------------------------------------------
              Chansoo Joung***                           1,034              1,034
              --------------------------------------------------------------------
              Ann F. Kaplan                              2,724             35,412
              --------------------------------------------------------------------
              Barry A. Kaplan**                          1,113             10,017
              --------------------------------------------------------------------
              Robert J. Katz                             3,898             50,674
              --------------------------------------------------------------------
              Peter R. Kellogg                             828             10,764
              --------------------------------------------------------------------
              William J. Kenney                          1,173             15,249
              --------------------------------------------------------------------
              Douglas W. Kimmelman***                      517                517
              --------------------------------------------------------------------
              Bradford C. Koenig                         1,332             17,316
              --------------------------------------------------------------------
              Jonathan L. Kolatch                        1,764             22,932
              --------------------------------------------------------------------
              Philip J. Kopp III**                         182              1,638
              --------------------------------------------------------------------
              Peter S. Kraus**                           2,447             22,023
              --------------------------------------------------------------------
              David G. Lambert                           1,134             14,742
              --------------------------------------------------------------------
              Thomas D. Lasersohn***                       172                172
              --------------------------------------------------------------------
              Anthony D. Lauto                             811             10,543
              --------------------------------------------------------------------
              Stephen M. Levick                            627              8,151
              --------------------------------------------------------------------
              Matthew G. L'Heureux**                       888              7,992
              --------------------------------------------------------------------
              Robert Litterman                           1,590             20,670
              --------------------------------------------------------------------
              Robert H. Litzenberger**                     586              5,274
              --------------------------------------------------------------------
              Jonathan M. Lopatin                        1,269             16,497
              --------------------------------------------------------------------
              Michael R. Lynch                           2,069             26,897
              --------------------------------------------------------------------
              Peter G.C. Mallinson                       2,069             26,897
              --------------------------------------------------------------------
              Art Margulis***                              345                345
              --------------------------------------------------------------------
              Ronald G. Marks                            1,432             18,616
              --------------------------------------------------------------------
              Nicholas L. Marovich                         216              2,808
              --------------------------------------------------------------------
              Eff W. Martin                              2,347             30,511
              --------------------------------------------------------------------
              John P. McNulty                            4,076             52,988
              --------------------------------------------------------------------
              Sanjeev K. Mehra***                        1,097              1,097
              --------------------------------------------------------------------
              T. Willem Mesdag                           2,508             32,604
              --------------------------------------------------------------------
              Eric M. Mindich***                         1,724              1,724
              --------------------------------------------------------------------
              Steven T. Mnuchin                          3,126             40,638
              --------------------------------------------------------------------
              Masanori Mochida                           3,897             50,661
              --------------------------------------------------------------------
              Karsten N. Moller                          1,562             20,306
              --------------------------------------------------------------------
              Thomas K. Montag                           2,759             35,867
              --------------------------------------------------------------------
              Robert B. Morris III                       2,873             37,349
              --------------------------------------------------------------------
              R. Scott Morris                               69                897
              --------------------------------------------------------------------
              Sharmin Mossavar-Rahmani                   3,448             44,824
              --------------------------------------------------------------------
              Edward A. Mule**                           2,069             18,621
              --------------------------------------------------------------------
              Timothy R. Mullen                          5,172             67,236
              --------------------------------------------------------------------
              Thomas S. Murphy, Jr.                        517              6,721
              --------------------------------------------------------------------
              Philip D. Murphy***                        3,448              3,448
              --------------------------------------------------------------------
              Avi M. Nash                                  345              4,485
              --------------------------------------------------------------------
              Daniel M. Neidich**                        3,328             29,952
              --------------------------------------------------------------------
              Kipp M. Nelson                             1,663             21,619
              --------------------------------------------------------------------
              Robin Neustein**                           3,448             31,032
              --------------------------------------------------------------------
              Suzanne Nora Johnson**                     3,595             32,355
              --------------------------------------------------------------------
              Michael E. Novogratz                         736              9,568
              --------------------------------------------------------------------
              Terence J. O'Neill                         2,983             38,779
              --------------------------------------------------------------------
              Timothy J. O'Neill                         3,151             40,963
              --------------------------------------------------------------------

              --------------------------------------------------------------------
                                                  SHARES SOLD     TOTAL SHARES
                                                      EACH         SOLD ON ALL
                        COVERED PERSON            TRADING DAY     TRADING DAYS
              --------------------------------------------------------------------
              Donald C. Opatrny, Jr.                     2,948             38,324
              --------------------------------------------------------------------
              Robert J. O'Shea**                         2,482             22,338
              --------------------------------------------------------------------
              Greg M. Ostroff                              563              7,319
              --------------------------------------------------------------------
              Terence M. O'Toole                         3,448             44,824
              --------------------------------------------------------------------
              Robert J. Pace                               593              7,709
              --------------------------------------------------------------------
              Bryant F. Pantano                            172              2,236
              --------------------------------------------------------------------
              Scott M. Pinkus***                         3,055              3,055
              --------------------------------------------------------------------
              Timothy C. Plaut                           1,795             23,335
              --------------------------------------------------------------------
              Wiet H.M. Pot                              2,246             29,198
              --------------------------------------------------------------------
              John J. Powers***                          1,034              1,034
              --------------------------------------------------------------------
              Michael A. Price***                          862                862
              --------------------------------------------------------------------
              Scott S. Prince                              655              8,515
              --------------------------------------------------------------------
              Stephen D. Quinn                           1,724             22,412
              --------------------------------------------------------------------
              Michael G. Rantz                           1,535             19,955
              --------------------------------------------------------------------
              James P. Riley, Jr.                        2,805             36,465
              --------------------------------------------------------------------
              Simon M. Robertson                         2,069             26,897
              --------------------------------------------------------------------
              J. David Rogers**                          3,318             29,862
              --------------------------------------------------------------------
              Emmanuel Roman                               865             11,245
              --------------------------------------------------------------------
              Ralph F. Rosenberg                           625              8,125
              --------------------------------------------------------------------
              Stuart M. Rothenberg                       1,207             15,691
              --------------------------------------------------------------------
              Michael S. Rubinoff                          784             10,192
              --------------------------------------------------------------------
              Richard M. Ruzika                            790             10,270
              --------------------------------------------------------------------
              John C. Ryan**                               862              7,758
              --------------------------------------------------------------------
              Jeri Lynn Ryan**                             462              4,158
              --------------------------------------------------------------------
              Michael D. Ryan                              517              6,721
              --------------------------------------------------------------------
              Richard C. Salvadore**                     1,667             15,003
              --------------------------------------------------------------------
              Richard A. Sapp                            3,448             44,824
              --------------------------------------------------------------------
              Joseph Sassoon                             2,580             33,540
              --------------------------------------------------------------------
              Tsutomu Sato                               1,029             13,377
              --------------------------------------------------------------------
              Muneer A. Satter**                         1,399             12,591
              --------------------------------------------------------------------
              Jonathan S. Savitz                           472              6,136
              --------------------------------------------------------------------
              Peter Savitz                               1,278             16,614
              --------------------------------------------------------------------
              Howard B. Schiller**                       1,789             16,101
              --------------------------------------------------------------------
              Antoine Schwartz                           1,003             13,039
              --------------------------------------------------------------------
              Eric S. Schwartz                           2,792             36,296
              --------------------------------------------------------------------
              Mark Schwartz***                           3,448              3,448
              --------------------------------------------------------------------
              Patrick P. Scire                           2,273             29,549
              --------------------------------------------------------------------
              Charles B. Seelig, Jr.                     2,912             37,856
              --------------------------------------------------------------------
              Steven M. Shafran                          1,183             15,379
              --------------------------------------------------------------------
              Richard S. Sharp                           4,323             56,199
              --------------------------------------------------------------------
              James M. Sheridan                          1,444             18,772
              --------------------------------------------------------------------
              Richard G. Sherlund                        1,804             23,452
              --------------------------------------------------------------------
              Harvey Silverman***                        1,650              1,650
              --------------------------------------------------------------------
              Howard A. Silverstein***                     690                690
              --------------------------------------------------------------------
              Dinakar Singh                                808             10,504
              --------------------------------------------------------------------
              Christian J. Siva-Jothy                      828             10,764
              --------------------------------------------------------------------
              Cody J Smith**                             1,483             13,347
              --------------------------------------------------------------------
              Jonathan S. Sobel                            794             10,322
              --------------------------------------------------------------------
              Marc A. Spilker                            1,456             18,928
              --------------------------------------------------------------------

              --------------------------------------------------------------------
                                                  SHARES SOLD     TOTAL SHARES
                                                      EACH         SOLD ON ALL
                        COVERED PERSON            TRADING DAY     TRADING DAYS
              --------------------------------------------------------------------
              Daniel W. Stanton                          2,069             26,897
              --------------------------------------------------------------------
              Steven R. Starker                          2,448             31,824
              --------------------------------------------------------------------
              Esta E. Stecher***                         1,313              1,313
              --------------------------------------------------------------------
              Fredric E. Steck                           1,379             17,927
              --------------------------------------------------------------------
              Cathrine Stickney Steck**                    646              5,814
              --------------------------------------------------------------------
              Robert K. Steel                            3,448             44,824
              --------------------------------------------------------------------
              Gene T. Sykes                              2,586             33,618
              --------------------------------------------------------------------
              Mark R. Tercek                             1,328             17,264
              --------------------------------------------------------------------
              Donald F. Textor**                         1,634             14,706
              --------------------------------------------------------------------
              Gary S. Tolchin**                          2,058             18,522
              --------------------------------------------------------------------
              Brian J. Toolan                              913             11,869
              --------------------------------------------------------------------
              John R. Tormondsen                         1,207             15,691
              --------------------------------------------------------------------
              Leslie C. Tortora**                        2,999             26,991
              --------------------------------------------------------------------
              John L. Townsend III                       2,716             35,308
              --------------------------------------------------------------------
              Byron D. Trott**                           1,552             13,968
              --------------------------------------------------------------------
              Robert B. Tudor III***                       690                690
              --------------------------------------------------------------------
              Thomas E. Tuft***                          1,712              1,712
              --------------------------------------------------------------------
              John E. Urban                                663              8,619
              --------------------------------------------------------------------
              Lee G. Vance                               1,906             24,778
              --------------------------------------------------------------------
              David A. Viniar***                         3,069              3,069
              --------------------------------------------------------------------
              Barry S. Volpert**                         3,448             31,032
              --------------------------------------------------------------------
              George H. Walker                             743              9,659
              --------------------------------------------------------------------
              Peter A. Weinberg                          6,284             81,692
              --------------------------------------------------------------------
              George W. Wellde, Jr. **                   2,069             18,621
              --------------------------------------------------------------------
              Anthony G. Williams**                      2,808             25,272
              --------------------------------------------------------------------
              Kendrick R. Wilson III                       690              8,970
              --------------------------------------------------------------------
              Jon Winkelried***                          1,724              1,724
              --------------------------------------------------------------------
              Steven J. Wisch                            1,458             18,954
              --------------------------------------------------------------------
              Richard E. Witten**                        3,272             29,448
              --------------------------------------------------------------------
              Tracy R. Wolstencroft                      2,556             33,228
              --------------------------------------------------------------------
              Yasuyo Yamazaki                              977             12,701
              --------------------------------------------------------------------
              Danny O. Yee                               1,733             22,529
              --------------------------------------------------------------------
              Yoel Zaoui***                                663                663
              --------------------------------------------------------------------
              Gregory H. Zehner                          1,282             16,666
              --------------------------------------------------------------------
              Alphonse Zenna                               862             11,206
              --------------------------------------------------------------------
              Joseph R. Zimmel                           3,573             46,449
              --------------------------------------------------------------------
              Mark A. Zurack                             1,426             18,538
              --------------------------------------------------------------------

              --------------------------------------------------------------------
              TRUSTS
              --------------------------------------------------------------------
              120 Broadway Partners                      1,138             14,794
              --------------------------------------------------------------------
              Anahue Trust**                               352              3,168
              --------------------------------------------------------------------
              The Edward Scott Mead 2001
              Trust***                                     862                862
              --------------------------------------------------------------------
              The Gary W. Williams 2001 Trust            2,414             31,382
              --------------------------------------------------------------------
              The Girish V. Reddy 2001 Trust               747              9,711
              --------------------------------------------------------------------
              Mark Dehnert Living Trust                    172              2,236
              --------------------------------------------------------------------
              The Michael J. Zamkow 2001 Trust           1,724             22,412
              --------------------------------------------------------------------
              Trust u/w James Kellogg III                1,345             17,485
              --------------------------------------------------------------------

]

              --------------------------------------------------------------------
                                                  SHARES SOLD     TOTAL SHARES
                                                      EACH         SOLD ON ALL
                        COVERED PERSON            TRADING DAY     TRADING DAYS
              --------------------------------------------------------------------
              The Patrick J. Ward 2001 Trust             3,316             43,108
              --------------------------------------------------------------------
              The Unicorn Trust                          1,268             16,484
              --------------------------------------------------------------------
              A.C. Trust                                   419              5,447
              --------------------------------------------------------------------
              The Beller/Moses Trust**                   1,558             14,022
              --------------------------------------------------------------------

              --------------------------------------------------------------------
              PARTNERSHIPS
              --------------------------------------------------------------------
              Bermuda Partners, L.P.                       621              8,073
              --------------------------------------------------------------------
              The Rizner Family Limited
              Partnership                                  384              4,992
              --------------------------------------------------------------------
              Silverman Partners, L.P.***                1,465              1,465
              --------------------------------------------------------------------

              --------------------------------------------------------------------
              CORPORATIONS
              --------------------------------------------------------------------
              Guapulo Holdings Ltd**                     1,860             16,740
              --------------------------------------------------------------------
              HJS2 Limited***                              172                172
              --------------------------------------------------------------------
              M.B. Turnbull Pty, Limited**                 863              7,767
              --------------------------------------------------------------------
              Melalula Limited                           3,090             40,170
              --------------------------------------------------------------------
              RJG Holding Company***                     1,255              1,255
              --------------------------------------------------------------------
              Robinelli Limited                          1,034             13,442
              --------------------------------------------------------------------
              Vyrona Holdings Limited                    3,397             44,161
              --------------------------------------------------------------------

----------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

** This Covered Person sold shares from March 27, 2002 through April 9, 2002 and no other shares through April 15, 2002.

*** This Covered Person sold shares on April 1, 2002 and no other shares through April 15, 2002.

Table II


             ------------------------------------------------------
             TRADING DAY                       PRICE PER SHARE
             ------------------------------------------------------
             March 27, 2002                          $89.46
             ------------------------------------------------------
             March 28, 2002                           90.32
             ------------------------------------------------------
             April 1, 2002                            88.39
             ------------------------------------------------------
             April 2, 2002                            87.75
             ------------------------------------------------------
             April 3, 2002                            87.03
             ------------------------------------------------------
             April 4, 2002                            86.34
             ------------------------------------------------------
             April 5, 2002                            86.73
             ------------------------------------------------------
             April 8, 2002                            85.43
             ------------------------------------------------------
             April 9, 2002                            85.30
             ------------------------------------------------------
             April 10, 2002                           84.30
             ------------------------------ -----------------------
             April 11, 2002                           82.15
             ------------------------------ -----------------------
             April 12, 2002                           82.18
             ------------------------------ -----------------------
             April 15, 2002                           82.12
             ------------------------------ -----------------------

SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 19, 2002





                                       By:   /s/ Gregory K. Palm
                                            ------------------------------------
                                             Name: Gregory K. Palm
                                             Title:   Attorney-in-Fact

                                          EXHIBIT INDEX
  Exhibit                                  Description
-----------    -------------------------------------------------------------------
  A.           Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
               No. 005-56295) (the "Initial Schedule 13D")).

  B.           Form of Agreement Relating to Noncompetition and Other Covenants
               (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
               Sachs Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
               S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.           Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
               Exhibit E), dated July 10, 2000 (incorporated by reference to
               Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
               July 11, 2000 (File No. 005-56295)).

  E.           Registration Rights Instrument, dated as of December 10, 1999
               (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
               005-56295)).

  F.           Supplemental Registration Rights Instrument, dated as of December
               10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
               005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
               (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
               Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
               13D, filed June 30, 2000 (File No. 005-56295)).

  J.           Form of Counterpart to Shareholders' Agreement for non-U.S.
               corporations (incorporated by reference to Exhibit L to Amendment
               No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
               005-56295)).

  K.           Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
               (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.           Form of Guarantee and Pledge Agreement for non-U.S. corporations
               (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.           Form of Pledge Agreement for shareholders of non-U.S. corporations
               (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).


  Exhibit                                  Description
-----------    -------------------------------------------------------------------
  N.           Form of Pledge Agreement for shareholders of non-U.S. corporations
               (Jersey version) (incorporated by reference to Exhibit P to
               Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
               (File No. 005-56295)).

  O.           Form of Counterpart to Shareholders' Agreement for Transferee
               Covered Persons (incorporated by reference to Exhibit Q to
               Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
               (File No. 005-56295)).

  P.           Supplemental Registration Rights Instrument, dated as of June 19,
               2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

  Q.           Supplemental Registration Rights Instrument, dated as of July 31,
               2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

  R.           Underwriting Agreement (U.S. Version), dated as of August 1, 2000
               (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  S.           Underwriting Agreement (International Version), dated as of August
               1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

  T.           Underwriting Agreement (Asia/Pacific Version), dated as of August
               1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
               005-56295)).

  U. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed
               September 25, 2000 (File No. 005-56295)).

  V.           Power of Attorney (incorporated by reference to Exhibit X to
               Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
               (File No. 005-56295)).

  W.           Form of Amended and Restated Member Agreement, dated as of
               September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule
               13D, filed November 3, 2000 (File No. 005-56295)).

  X.           Form of Pledge Agreement, dated as of October 31, 2000, between GS
               Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
               November 3, 2000 (File No. 005-56295)).

  Y.           Supplemental Registration Rights Instrument, dated as of December
               21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
               12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
               005-56295)).

  Z.           Form of Member Agreement, dated as of January 26, 2001, between GS
               Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
               March 28, 2001 (File No. 005-56295)).

  AA.          Form of Pledge Agreement, dated as of March 19, 2001, between GS
               Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
               March 28, 2001 (File No. 005-56295)).


  Exhibit                                  Description
-----------    -------------------------------------------------------------------
  BB.          Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule
               13D, filed October 30, 2001 (File No. 005-56295)).

  CC. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial
               Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  DD.          Form of Guarantee and Pledge Agreement for non-U.S. trusts holding
               Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule
               13D, filed December 21, 2001 (File No. 005-56295)).

  EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule
               13D, filed December 21, 2001 (File No. 005-56295)).

  FF.          Supplemental Registration Rights Instrument, dated as of December
               21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).